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                                                                   EXHIBIT 10.37


                             AGREEMENT AND PLAN OF MERGER



    AGREEMENT AND PLAN OF MERGER, dated as of January 17, 1997 (this "Agreement"), by and among Midway Airlines Corporation, a Delaware corporation (the "Company"), GoodAero, Inc., a Delaware corporation ("GoodAero"), and, for purposes of Article III, Section 4.02, Section 4.08, Article VIII and Article X only, James H. Goodnight, Ph.D and John P. Sall (collectively, the "GoodAero Stockholders"), and Zell/Chilmark Fund L.P. ("Z/C"), a Delaware limited partnership. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them in Article IX hereof.

                                 W I T N E S S E T H:

    WHEREAS, GoodAero, the Company and Z/C wish to set forth the representations, warranties, agreements and conditions under which a merger of the Company and GoodAero will occur;

    NOW, THEREFORE, in consideration of the premises, the representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, GoodAero, the Company and Z/C hereby agree as follows:

                                      ARTICLE I

                                      THE MERGER

         SECTION 1.01  THE MERGER.  At the Effective Time (as defined in
Section 1.02(b) hereof) and subject to and upon the terms of this Agreement, GoodAero shall be merged with and into the Company (the "Merger") in accordance with the provisions of the General Corporation Law of the State of Delaware (the "GCL"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of GoodAero shall cease. The Company and GoodAero are sometimes collectively referred to as the "Constituent Corporations".

         SECTION 1.02.  CLOSING AND EFFECTIVE TIME.


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         (a)  Subject to the provisions of Article VI hereof, the closing (the
"Closing") of the Merger shall take place at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 801 Pennsylvania Avenue, N.W., Washington, D.C. 20004, on the fifth (5th) Business Day following the later to occur of (i) the obtaining of the Last Regulatory Approval, or (ii) the execution and delivery of the Creditor Agreements, but in no event later than the Outside Closing Date or (iii) such other time, place or date as the Company, GoodAero and Z/C may mutually agree. Failure to consummate the transactions provided for in this Agreement on the date and time selected pursuant to this
Section 1.02(a) shall not, except as permitted by Section 7.01 hereof, result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder.

         (b) The Merger shall become effective upon the filing of the Certificate of Merger, substantially in the form of EXHIBIT 1.02 hereof (the "Certificate of Merger"). The Certificate of Merger shall be filed with the Secretary of State of the State of Delaware in accordance with the provisions of
Section 251 of the GCL at the time of the Closing. The date and time when the Merger shall become effective are hereinafter referred to as the "Effective Time."

         SECTION 1.03. EFFECTS OF THE MERGER. The separate corporate existence of the Company, as the Surviving Corporation, with all its purposes, objects, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. At the Effective Time, the Surviving Corporation shall succeed to all the properties and assets of the Constituent Corporations and to all debts, choses in action and other interests due or belonging to the Constituent Corporations and shall be subject to, and responsible for, all the debts, liabilities and duties of the Constituent Corporations with the effects provided by applicable provisions of the GCL.

         SECTION 1.04.  CERTIFICATE OF INCORPORATION AND BY-LAWS.

         (a) The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Second Amended and Restated Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions of the GCL, except that at the Effective Time the Second Amended and Restated Certificate of Incorporation of the Company shall be amended and restated as provided in the form of Certificate of Merger attached hereto as EXHIBIT 1.02.

         (b) The By-laws of GoodAero as in effect immediately prior to the Effective Time as attached hereto as Exhibit 1.04(b) shall be the By-laws of the

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Surviving Corporation, until duly amended in accordance with applicable law, the
Certificate of Incorporation of the Surviving Corporation and such By-laws.

         SECTION 1.05. DIRECTORS. The directors of GoodAero immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation except as otherwise provided in the Stockholders' Agreement and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time until their respective successors are duly elected or appointed and qualified.

         SECTION 1.06. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation from the Effective Time until their respective successors are duly elected or appointed and qualified.

         SECTION 1.07.  CONVERSION/CANCELLATION OF STOCK. Except as provided in
Section 1.08 hereof, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of GoodAero Stock, each share of GoodAero Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become shares of senior convertible preferred stock of the Surviving Corporation (the "Senior Convertible Preferred Stock"), at the conversion ratio of 105 shares of Senior Convertible Preferred Stock for each share of GoodAero Stock, such that the total number of shares of GoodAero Stock outstanding immediately prior to the Effective Time shall be converted into 5460 shares of Senior Convertible Preferred Stock in the aggregate. Except as provided in Sections 1.08 and 1.09 hereof, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Company Stock, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be cancelled without any consideration being payable or paid by the Company therefor. Except as provided in this Section 1.07 and in Section 1.09 hereof, as of and after the Effective Time, no holder of any certificate that immediately before the Effective Time represented GoodAero Stock or Company Stock shall have any rights as a holder of GoodAero Stock or Company Stock, respectively. All options, warrants or other rights, if any, to acquire any GoodAero Stock or Company Stock existing immediately before the Effective Time shall be canceled, without any consideration being payable or paid by the Company therefor.

         SECTION 1.08. CANCELLATION OF TREASURY STOCK. At the Effective Time, all shares of GoodAero Stock, if any, that are owned directly or indirectly by GoodAero, and all shares of Company Stock, if any, that are owned directly or indirectly by the


                                         -3-

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Company, as treasury stock shall be cancelled without any consideration being payable or paid therefor.

         SECTION 1.09. SHARES OF DISSENTING STOCKHOLDERS. Any shares of Company Stock held by Persons who are entitled under applicable law to exercise, and who have duly exercised, their rights of appraisal with respect to the Merger pursuant to Section 262 of the GCL (the "Dissenting Stockholders") shall become the right to receive the consideration as may be determined to be due to such Dissenting Stockholders pursuant to the GCL; PROVIDED, HOWEVER, that shares of Company Stock outstanding at the Effective Time held by any Dissenting Stockholder who shall, after the Effective Time, withdraw his demand for appraisal or otherwise lose his right of appraisal as provided in such laws, shall thereupon be cancelled without any consideration being payable or paid therefor as provided in Section 1.07 hereof.

         SECTION 1.10. EXCHANGE OF CERTIFICATES. At the Effective Time, the Surviving Corporation shall deliver to the holders of the GoodAero Stock certificates representing in the aggregate 5460 shares of Senior Convertible Preferred Stock, in exchange for the certificates representing all the issued and outstanding shares of GoodAero Stock.

         SECTION 1.11. CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of GoodAero and of the Company as to GoodAero Stock and Company Stock shall be closed and no transfer of shares of GoodAero Stock or Company Stock shall thereafter be made. If, after the Effective Time, certificates formerly representing shares of GoodAero Stock or Company Stock are presented to the Surviving Corporation, they shall be cancelled as provided in Section 1.07 hereof.

         SECTION 1.12. WITHHOLDING RIGHTS. The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of GoodAero Stock or Company Stock such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of GoodAero Stock or Company Stock in respect of which such deduction and withholding was made by the Company.

         SECTION 1.13. LOST CERTIFICATES. In the event any certificate for shares of GoodAero Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or

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destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificate the shares of Senior Convertible Preferred Stock (and any dividends or distributions with respect thereto and any cash in lieu of fractional shares) deliverable in respect thereof as determined herein. When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, the person to whom the Senior Convertible Preferred Stock is to be issued shall, if requested by the Company, give the Company a bond satisfactory to the Company in such sum as the Company may reasonably direct or otherwise indemnify the Company in a manner satisfactory to the Company against any claim that may be made against the Company or GoodAero with respect to the certificate alleged to have been lost, stolen or destroyed.


                                      ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND Z/C

         The Company (except as to Sections 2.31 through 2.34) and Z/C hereby jointly and severally represent and warrant to GoodAero and the GoodAero Stockholders as follows (which representations and warranties shall survive the Closing only to the extent provided in Section 8.01).

         SECTION 2.01. ORGANIZATION, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction set forth on SCHEDULE 2.01 hereto, which are all of the jurisdictions where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not have a material adverse effect on the business, prospects, results of operations, financial condition or assets of the Company. The Company has heretofore delivered to GoodAero true and correct copies of the Second Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws of the Company as in effect on the date hereof. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of Stockholder Approval, Third Party Approvals and all Requisite Regulatory Approvals, to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby.

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         SECTION 2.02.  SUBSIDIARIES.  (a)  The Company has no subsidiaries and does not have any legal or beneficial interest in any corporation, partnership, joint venture or other entity.

         SECTION 2.03. CAPITALIZATION. The authorized capital stock of the Company consists of (a) 9,000,000 shares of Class A Common Stock, of which 8,872,200 shares are issued and outstanding as of the date hereof and owned of record by the Persons set forth on SCHEDULE 2.03 hereto, (b) 2,000,000 shares of Class B Common Stock, of which no shares are issued and outstanding as of the date hereof, (c) 25,000,000 shares of Class C Common Stock, of which 1,405,548 shares are issued and outstanding as of the date hereof and owned of record by the Persons set forth on SCHEDULE 2.03 hereto, (d) 1,000,000 shares of Prior Preferred Stock, of which 480,000 shares are issued and outstanding as of the date hereof and owned of record by the Persons set forth on SCHEDULE 2.03 hereto, (e) 600,000 shares of Junior Preferred Stock, of which 600,000 shares are issued and outstanding on the date hereof, and owned of record by the Persons set forth on SCHEDULE 2.03 hereto, and (f) 1,000,000 shares of Preference Stock, of which no shares are issued and outstanding on the date hereof. There are no shares of Company Stock held as treasury shares. All outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in SCHEDULE 2.03, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of Company Stock or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement (all of the foregoing, collectively, "Company Stock Options"). Those Persons identified on SCHEDULE 2.03 hereto are herein referred to as "Company Stockholders." There are no outstanding obligations of the Company to purchase or otherwise acquire any Company Stock (collectively, "Company Put Obligations").

         SECTION 2.04. AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company, subject to Stockholder Approval, and no other corporate proceedings on the part of the Board of Directors of the Company or the Company are necessary to authorize the Merger, this Agreement and the transactions contemplated hereby. The vote of Z/C is the only vote of any Company Stockholders under the GCL that is necessary for Stockholder Approval of the Merger, this Agreement, and the transactions contemplated thereby. This

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Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity).

         SECTION 2.05. NO VIOLATION. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the Company's Second Amended and Restated Certificate of Incorporation or Second Amended and Restated By-laws; (ii) except as otherwise set forth in Schedule 2.05 hereto and subject to the matters described in
Section 2.06 hereof, conflict with or result in any violation of or default or loss of any benefit under, any Permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which the Company is a party or to which any of its property is subject; or (iii) except as otherwise set forth in
SCHEDULE 2.05, conflict with, or result in a breach or violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which the Company is a party or to which any of its property is subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any lien, charge or encumbrance upon any of the assets or properties of the Company.

         SECTION 2.06. APPROVALS. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any Permit, agreement, indenture or other instrument to which the Company is a party or to which any of its properties is subject, other than Stockholder Approval and the items disclosed in SCHEDULE 2.05, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required or advisable by the Company in connection with the execution and delivery of this Agreement and the consummation of transactions contemplated by this Agreement, except for (a) the delivery and filing of the Certificate of Amendment to the Company's Second Amended and Restated Certificate of Incorporation as contemplated by Section 6.02(l) hereof, (b) the delivery and filing of the Certificate of Merger as required by the GCL, (c) the filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the

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termination of the applicable waiting period under such Act, (d) the applicable requirements of the Federal Aviation Act of 1958, as amended, and the regulations of the Department of Transportation thereunder.

         SECTION 2.07.  FINANCIAL STATEMENTS AND OTHER INFORMATION.

         (a) The Company has delivered to GoodAero complete copies of the Company's audited consolidated balance sheets (including, without limitation, a retained earnings line item) as of December 31, 1994 and 1995, and the related statements of operations, and cash flows (together with the auditors' reports thereon) for the fiscal years then ended, together with notes to such financial statements (the "Audited Financial Statements").

         The Company has also delivered to GoodAero complete copies of the Company's unaudited consolidated balance sheet as at November 30, 1996 (the "November 30 Balance Sheet"), and the related statements of operations, and cash flows for the eleven months then ended (the "Interim Financial Statements", which term shall include without limitation the November 30 Balance Sheet).

         The Audited Financial Statements and the Interim Financial Statements are herein collectively referred to as the "Financial Statements."

         (b) Except as set forth in SCHEDULE 2.07(B), the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") throughout the periods covered thereby, and the balance sheets included therein present fairly as of their respective dates the financial condition of the Company (subject, in the case of Interim Financial Statements, to normal year-end adjustments and the omission of footnote disclosure required by GAAP). Except as set forth in Schedule 2.07(b), all liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of the 1995 Audited Financial Statements and/or the Interim Financial Statements have been disclosed in the balance sheets included in the 1995 Audited Financial Statements, in notes to the 1995 Audited Financial Statements or in the Interim Financial Statements. The statements of operations and retained earnings included in the Financial Statements present fairly the results of operations and retained earnings of the Company for the periods indicated, and the statements of cash flows and notes included in the Financial Statements present fairly the information purported to be shown thereby. The statements of operations included in the Financial Statements do not contain any items of special or non-recurring income

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or other income not earned in the ordinary course of business except as expressly specified therein.

         (c) Except as projected to occur as contemplated by SCHEDULE 2.10, since November 30, 1996 there has been (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company, whether as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or otherwise, or (ii) no change in the assets or liabilities or in the business or condition, financial or otherwise, of the Company except in the ordinary course of business; and no fact or condition exists or, to the best knowledge of the Company, is contemplated or threatened which might cause such a change in the future.

         SECTION 2.08.  INTENTIONALLY OMITTED.

         SECTION 2.09. CORPORATE ACTION. All corporate action of the Board of Directors and of the stockholders of the Company taken on or prior to the date hereof has been duly authorized and adopted in accordance with applicable law and the Second Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws of the Company and has been duly recorded in its corporate minute books.

         SECTION 2.10. ABSENCE OF CERTAIN TRANSACTIONS. Except as set forth on SCHEDULE 2.10 and except for the execution of this Agreement or as otherwise specifically contemplated or permitted by this Agreement, since November 30, 1996:

         (a) ORDINARY COURSE. In the reasonable judgment of the Company's executive management, the Company has: (i) carried on its business in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with all applicable laws, rules and regulations; (ii) used commercially reasonable efforts to preserve its business organization, maintain its rights and franchises, keep available the services of its officers and employees and preserve the goodwill and its relationships with customers, suppliers and others having business dealings with it; and (iii) used commercially reasonable efforts to preserve in full force and effect all material leases, operating agreements, easements, rights-of-way, permits, Permits, contracts and other material agreements which relate to the assets of the Company and has performed or caused to be performed all material obligations of the Company in or under any of such leases, agreements and contracts relating to such assets.

         (b) DIVIDENDS; SECURITIES. The Company has not (i) declared or paid any dividend or made any other distribution with respect to Company Stock, (ii) redeemed, purchased, cancelled or otherwise acquired, directly or indirectly, any outstanding shares of Company Stock except as otherwise contemplated in this Agreement without payment of any other or additional consideration therefor,
(iii) issued additional stock, warrants, options or any other similar rights to acquire Company Stock, (iv) made any payments of principal or interest on Company Debt Securities, (v) split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock except as otherwise contemplated in this Agreement in exchange therefor without payment of any other or additional consideration therefor, or (vi) taken any preliminary action with respect to the foregoing. Except as expressly provided herein, the Company has not (i) purchased, acquired, issued, delivered, sold or authorized the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock of any class or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares or convertible or exchangeable securities or (ii) entered into any agreement or understanding or take any preliminary action with respect to the matters referred to in clause (i) of this sentence.

         (c) CERTAIN TRANSACTIONS. Except for the Merger, the Company has not merged or consolidated, reorganized, restructured, recapitalized, liquidated or filed a voluntary petition in bankruptcy.

         (d) GOVERNING DOCUMENTS; INCONSISTENT AGREEMENTS. Except as provided in Section 1.04 and 6.02(l) hereof, the Company has not (i) amended its Second Amended and Restated Certificate of Incorporation or Second Amended and Restated By-laws or (ii) entered into, any agreement or incurred any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement.

         (e) INDEBTEDNESS. Except as expressly provided in the Creditor Agreements or as set forth in SCHEDULE 2.10(E), the Company has not incurred, assumed or guaranteed any obligation for borrowed money, incurred any account payable except in the ordinary course of business, or entered into or modified any contract, agreement, commitment or arrangement with respect to the foregoing.

         (f) EMPLOYEE CONTRACTS AND BENEFIT PLANS. Except as expressly provided herein, the Company has not adopted or amended, or permitted any ERISA Affiliate to adopt or amend, (other than amendments that reduce the amounts payable by the Company or any ERISA Affiliate or amendments required by law to preserve the qualified status of a Plan) any Plan, Benefit Program, employee benefit plan (within the meaning of Section 3(3) of ERISA) or collective bargaining agreement or entered into any employment, severance or similar contract with any Person (including, without limitation, contracts with management of the Company or any ERISA Affiliate that might require that payments be made upon the consummation of the transactions contemplated hereby) or amended any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder. The Company has not granted any increase in compensation to any employees or paid any bonus, except for increases in salary or wages of the Company in the ordinary course of business in accordance with past practice. Neither the Company, not any ERISA Affiliate nor any Plan, nor any trust created thereunder, has (i) engaged in any transaction in connection with which the Company, or any ERISA Affiliate could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed by Section 4975 of the Code, (ii) incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, (iii) terminated any Plan in a manner, or taken any other action with respect to any Plan, that could result in the imposition of a lien on any property of the Company or any ERISA Affiliate pursuant to Section 4068 of ERISA or that could otherwise result in the liability of any of such entities to any Person, (iv) taken any action that could adversely affect the qualification of any Plan or its compliance with the applicable requirements of ERISA or that might result in any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or (v) failed to make full payment when due of all amounts which, under the provisions of any Plan, Benefit Program, agreement relating thereto or applicable law, the Company or any ERISA Affiliate is required to pay as contributions thereto. The Company has filed, and has caused each ERISA Affiliate to file, on a timely basis, all reports and forms required by federal regulations with respect to any Plan or Benefit Program except where the failure to make such filing on a timely basis would have no material adverse affect on the business, prospects, results of operations, financial condition or assets of the Company or such ERISA Affiliate.

         (g) PROHIBITED DISPOSITIONS. Except as set forth on SCHEDULE 2.10, other than provision of services in the ordinary course of business and consistent with present practice or except as expressly permitted by GoodAero in writing, the Company has not, (i) sold, leased, transferred or otherwise disposed of any of its assets or property having a book or market value in excess of $50,000 in the aggregate or that was otherwise, material, individually or in the aggregate, to the business, results of operations or financial condition of the Company, (ii) entered into, or consented to the entering into, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets. Except as set forth on SCHEDULE 5.07, notwithstanding anything to the contrary above, the Company has not leased, sold, purchased or otherwise acquired or disposed of any interest in or usage of any rights to any (i) aircraft, (ii) landing rights or landing slots or (iii) gates, ticket counters or other airport facilities.

         (h) LINES OF BUSINESS AND CAPITAL EXPENDITURES. Except as set forth on Schedule 2.10, the Company has not (i) entered into any new line of business;
(ii) changed its investment, liability management and other material policies in any material respect; (iii) incurred or committed to any capital expenditures, obligations or liabilities in connection therewith other than capital expenditures, obligations or liabilities that do not exceed in the aggregate $50,000; (iv) acquired or agreed to acquire by merging or consolidating with, or acquired or agreed to acquire by purchasing a substantial portion of the assets of, or in any other manner, any business or Person; or (v) otherwise, except as to the acquisition of materials and supplies for its services and activities in the ordinary course of business and consistent with past practices, acquired or agreed to acquire any assets or made any lease commitments for a total consideration in the aggregate in excess of $50,000. Except as set forth on
SCHEDULE 2.10, the Company has not made any investment in any Person. The Company has not waived any material right or cancelled any material contract, debt or claim or prepaid any of its obligations, except as set forth on Schedule 2.10.

         (i) ACCOUNTING METHODS. Except as set forth on SCHEDULE 2.10(I), the Company has not changed its methods of accounting in effect at December 31, 1995 except as required by GAAP as concurred in by Arthur Andersen & Co., the Company's independent auditors, or changed any of its methods of accounting for income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax return of the Company for the taxable year ended December 31, 1995, except as required by changes in law. The Company has not changed its fiscal year.

         SECTION 2.11. TAXES. Except as disclosed on SCHEDULE 2.11 hereto (a) all tax returns (including, without limitation, income, profit, franchise, sales and use, excise, severance, occupation, property, gross receipts, payroll and withholding tax returns and information returns), deposits and reports (all such returns, deposits and reports herein referred to collectively as "Tax Returns" or singularly as a "Tax Return") of or relating to any foreign, federal, state or local or other governmental tax (all, together with any penalties, additions to tax, fines and interest thereon or related thereto, herein referred to collectively as "Taxes" or singularly as a "Tax") that are required to be filed or deposited (taking into account all extensions) before the Effective

Time for, by, on behalf of or with respect to the Company, including, but not limited to, those relating to the income, business, operations or property of the Company and those which include or should include the Company, have been or will be filed or deposited with the governmental authorities when due and all Taxes shown to be due and payable on such Tax Returns have been or will be paid in full when due; (b) all such Tax Returns and the information and data contained therein have been or will be properly and accurately compiled and completed, fairly present or will fairly present the information purported to be shown therein and reflect or will reflect all liabilities for Taxes for the periods covered by such Tax Returns; (c) to the Company's knowledge, none of such Tax Returns are now under audit or examination by any foreign, federal, state or local or other governmental authority; and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Company or with respect to any such Tax Return or any suits or other judicial or administrative actions, proceedings, investigations or claims now pending or to the Company's knowledge, overtly threatened against the Company with respect to any Tax; and (d) the latest balance sheet included in the Financial Statements reflects and includes adequate provisions for the payment in full of any and all Taxes not yet due for any and all periods up to and including the date of such balance sheet.

         SECTION 2.12. LITIGATION. Except as set forth on SCHEDULE 2.12, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, overtly threatened against the Company or any of its properties or rights (including without limitation no charge of patent and/or trademark infringement or claim that a patent license should or need be taken to enable the Company to continue its present commercial activities free of patent infringement) by or before any Governmental Entity or by any Person, or any basis in fact therefor known to the Company, against the Company or any of its officers, directors, employees in their capacities as such, or the Company's assets, business or products, whether at law or in equity. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, involving the Company, are pending, or, to the knowledge of the Company, overtly threatened and the Company has not made any assignment for the benefit of creditors, or taken any action with a view to any such insolvency proceedings. Except as set forth on SCHEDULE 2.12, the Company is not a party to or bound by any judgment, writ, injunction, order or decree.

         SECTION 2.13.  COMPLIANCE WITH LAWS; ENVIRONMENTAL MATTERS.

         (a) COMPLIANCE WITH LAWS. (i) Except as set forth on SCHEDULE 2.13(A), the Company is in compliance in all material respects with all applicable laws, rules or regulations relating to or affecting the operation, conduct or ownership of its property or business. (ii) Except as set forth on
SCHEDULE 2.13(A), to the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, overtly threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same.

         (b) ENVIRONMENTAL MATTERS. Specifically, without limiting the representations contained in subsection (a) hereof, the Company represents and warrants with respect to the Company and its properties and operations as follows:

            (i) The Company and its properties and operations have been, and are, in compliance in all material respects with all Environmental Laws;

            (ii) There is no suit, claim, action, investigation, inquiry, or proceeding now pending or, to the Company's knowledge, overtly threatened by any Governmental Entity or by any other Person or entity for non-compliance with any Environmental Law by the Company or with respect to the Company's property or operations;

            (iii) There are no citations, fines or penalties heretofore assessed against the Company or with respect to any of its property under any Environmental Law that remain unpaid, nor has the Company received any notices or any other material communications from any Governmental Entity with respect to any violations or alleged violations of any Environmental Law or any federal, state, local or foreign law, regulation, ordinance, directive, guidance or agency policy relating to worker health and safety that remain unresolved (which resolution is not appealable).

            (iv) (A) The Company has obtained all Environmental Permits, if any, necessary for the operation of the Company by the Company.

            (v) The Company is not currently operating or required to be operating any business or facility under any judicial or administrative compliance order, schedule, decree, or agreement, any judicial or administrative consent decree, order or agreement, or any other judicial or administrative corrective action decree, order, or agreement issued or entered into under any Environmental Law;

            (vi) To the Company's knowledge, there are no underground storage tanks on any property currently leased by the Company.

            (vii) To the Company's knowledge, there is no asbestos or asbestos-containing material at, on, or in any real property or improvement currently leased by the Company;

            (viii) All Hazardous Substances generated by the Company have been stored, transported, treated and disposed of by carriers or treatment, storage and disposal facilities authorized or maintaining valid permits under all applicable Environmental Laws;

            (ix) No Person has disposed of or Released any Hazardous Substances on, at, or under any property currently or in the past owned, leased, or operated by the Company;

            (x) There are no Environmental Remediation Costs for which the Company reasonably anticipates payment or accrual that are required or are planned to be expended relating to the operation of the business;

            (xi) There is no suit, claim, action, investigation, inquiry, or proceeding now pending or, to the Company's knowledge, overtly threatened by any Governmental Entity or by any Person relating to any Release of any Hazardous Substance generated by or relating to the Company or any of its properties or operations, whether occurring at, on, or from property owned, leased or operated by the Company or occurring at, on, or from property owned, leased, or operated by another Person.

            (xii) The Company has no Environmental Liability, contingent or otherwise; and

            (xiii) There are no Environmental Reports in the Company's possession or control.

         SECTION 2.14.  TITLE TO PROPERTY.

         (a) SCHEDULE 2.14 identifies by street address all real estate leased by the Company (the "Leased Premises"). The Company does not own any real property. The Leased Premises are leased to the Company pursuant to written leases, copies of which have been provided to GoodAero. Except as set forth in
SCHEDULE 2.14, the

Company is not in default under any material term of any lease or other agreement relating to the Leased Premises.

         (b) The Company has good and merchantable title to all personalty of any kind or nature owned by the Company free and clear of all liens, encumbrances or claims whatsoever (including, to the Company's knowledge, liens on the lessor's interest in leasehold estates leased to the Company), except for
(i) liens, encumbrances, defects or irregularities of title identified on
SCHEDULE 2.14, (ii) liens for non-delinquent ad valorem taxes and non-delinquent statutory liens arising other than by reason of default, (iii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, (iv) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; and (v) minor irregularities of title which do not in the aggregate materially detract from the value or use of said personalty. The Company as lessee has the right under valid and subsisting leases to use, possess and control all personalty leased by and material to the Company as now used, possessed and controlled by the Company.

         SECTION 2.15.  CONDITION OF PROPERTY AND RELATED MATTERS.

         (a) SCHEDULE 2.15 sets forth a complete and accurate list of all aircraft and all aircraft engines used by the Company, all of which are leased by the Company, and during the Company's use or possession of such aircraft and aircraft engines all such aircraft and aircraft engines have been maintained in all material respects by or on behalf of the Company in accordance with and are in compliance with the Company's maintenance program approved by the Federal Aviation Administration in all material respects by or on behalf of the Company and there is in force an appropriate airworthiness certification with respect to each such aircraft.

         (b) All buildings, machinery, equipment and other tangible assets owned or leased by the Company are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put. All such property conforms in all material respects to all applicable federal, state and local laws, statutes, ordinances, rules and regulations, including the Federal Aviation Act of 1958, as amended, and the rules and regulations promulgated thereunder. None of the Company's premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs which are not material, individually or in the aggregate, in nature or cost.

         (c) All properties and assets reflected in the latest balance sheet included in the Financial Statements have a fair market or realizable value approximately equal to the value thereof as reflected therein.

         (d) The inventories owned by the Company shown in the latest balance sheet included in the Financial Statements are properly valued at the lower of cost or market in accordance with GAAP, are usable or saleable and not obsolete and can reasonably be anticipated to be used in the ordinary course of business of the Company.

         (e) The accounts receivable of all kinds of the Company, net of the allowance for doubtful accounts applicable thereto included in the latest balance sheet included in the Financial Statements, are collectible in full over the period of usual trade terms, and there do not exist any defenses, counterclaims and set-offs, and all such receivables are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of the Company. The Company has fully performed all obligations with respect thereto which it was obligated to perform to the date hereof.

         SECTION 2.16. CONTRACTS. (a) SCHEDULE 2.16 is a complete list of all written or oral (i) employment contracts, arrangements or policies, (including without limitation any collective bargaining contract or union agreement) of the Company which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits); (ii) leases, sales contracts and other agreements with respect to any property, real or personal, of the Company which provide for the receipt or expenditure by the Company after January 1, 1997, of more than $100,000; (iii) contracts or commitments for capital expenditures or acquisitions in excess of $100,000 for one project or set of related projects; (iv) agreements, contracts, indentures or other instruments relating to the borrowing of money, or the guarantee of any obligation (third party or otherwise) for the borrowing of money; (v) contracts or agreements providing for any covenant not to compete by the Company or otherwise restricting in any way the Company's engaging in the airline business or competing in any business activity (including a description of the businesses to which the covenant not to compete applies); (vi) contracts or agreements relating to consultancies, professional retentions, agency or sales arrangements pertaining to the Company or its activities which provide for the receipt or expenditure by the Company after January 1, 1997, of more than $100,000; (vii) contracts, agreements or commitments requiring the Company to indemnify or hold harmless any Person providing for the potential expenditure by the Company of more than $100,000 in the aggregate; and (viii) contracts, agreements, arrangements or commitments, other than the foregoing, which provide for the receipt or expenditure by the Company after January 1, 1997, of more than $100,000, (all agreements, arrangements or commitments required to be identified in SCHEDULE 2.16 being hereinafter referred to as "Contracts"). True and correct copies of all the Contracts identified in SCHEDULE 2.16 have been furnished to GoodAero or its counsel. Except as set forth on SCHEDULE 2.16: (i) all Contracts are valid and subsisting, and the Company has duly performed its obligations thereunder in all material respects to the extent such obligations have accrued, and (ii) no breach or default thereunder by the Company or, to the knowledge of the Company, any other party thereto has occurred that could impair the ability of the Company to enforce any material rights thereunder. Except as set forth on SCHEDULE 2.16, there are no liabilities of any of the parties to any of the Contracts arising from any breach of or default in any provision thereof or which would permit the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company.

         (b) Except as otherwise contemplated by this Agreement, following receipt of all of the Third Party Approvals, the continuation, validity and effectiveness of all Contracts under the current material terms thereof will not be adversely affected by the transactions contemplated by this Agreement, and there are no negotiations pending or in progress to revise any such Contracts outside the ordinary course of business, except as contemplated by Sections 6.02(k) and 6.02(m) hereof.

         (c) Except as set forth on SCHEDULE 2.16 or otherwise contemplated by this Agreement, the Company does not have outstanding any bid, contract, commitment or proposal not made in the ordinary course of business.

         (d) To the Company's knowledge, (i) no material customers or suppliers of the Company intend to cease purchasing from, selling to or dealing with the Company, and (ii) no such customer or supplier intends to alter in any material respect the amount of such purchases, sales or the extent of dealings with the Company or would alter in any significant respect such purchases, sales or dealings in the event of the consummation of the transactions contemplated hereby.

         SECTION 2.17.  EMPLOYEE AND LABOR MATTERS AND PLANS.

         (a) SCHEDULE 2.17(A) lists each of the following plans, contracts, policies and arrangements which is or, within six years prior to the Closing Date, was sponsored, maintained or contributed to by, or otherwise binding upon the Company, or, in the case of an "employee pension plan" (as defined in Section 3(2) of ERISA), an ERISA Affiliate for the benefit of any current or former employee, director or other personnel (including any such plan, contract, policy or arrangement approved or adopted before, but effective on or after, the date of this Agreement): (i) any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, whether or not subject to the provisions of ERISA, (ii) any personnel policy, and (iii) any other employment, consulting, collective bargaining, stock option, stock bonus, stock purchase, phantom stock, incentive, bonus, deferred compensation, retirement, severance, vacation, dependent care, employee assistance, fringe benefit, medical, dental, sick leave, death benefit, golden parachute or other compensatory plan, contract, policy or arrangement which is not an employee benefit plan as defined in Section 3(3) of ERISA (each such plan, contract, policy and arrangement being herein referred to as an "Employee Plan").

         (b)  With respect to each Employee Plan, except as set forth on
Schedule 2.17(b), the Company has delivered to GoodAero true and complete copies of (1) each contract, plan document, policy statement, summary plan description and other written material governing or describing the Employee Plan and/or any related funding arrangements (including, without limitation, any related trust agreement or insurance company contract) or, if there are no such written materials, a summary description of the Employee Plan; and (2), WHERE APPLICABLE, (a) the last two annual reports (5500 series) filed with the Internal Revenue Service or the Department of Labor; (b) the most recent balance sheet and financial statement; (c) the most recent actuarial report or valuation statement; (d) the most recent determination letter issued by the Internal Revenue Service, as well as any other determination letter, private letter ruling, opinion letter or prohibited transaction exemption issued by the Internal Revenue Service or the Department of Labor within the last six years and any application therefor which is currently pending; and (e) the last PBGC-1 filed with Pension Benefit Guaranty Corporation ("PBGC").

         (c) Each Employee Plan has been maintained and administered in accordance with its terms and in compliance with the provisions of applicable law, including, without limitation, applicable disclosure, reporting, funding and fiduciary requirements imposed by ERISA and/or the Code in all material respects. All contributions, insurance premiums, benefits and other payments required to be made to or under each Employee Plan have been made timely and in accordance with the governing documents and applicable law. With respect to each Employee Plan, (1) no application, proceeding or other matter is pending before the Internal Revenue Service, the Department of Labor or any other governmental agency; (2) except as set forth in SCHEDULE 2.17(C), no action, suit, proceeding or claim (other than routine claims for benefits) is pending or threatened; and (3) to the knowledge of the Company, no facts exist which could give rise to an action, suit, proceeding or claim which, if asserted, could result in any liability or expense to the Company, or the plan assets.

         (d) With respect to each Employee Plan which is an "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of Section 4975(e) of the Code, there has occurred no transaction which is prohibited by Section 406 of ERISA or which constitutes a "prohibited transaction" under Section 4975(c) of the Code and with respect to which a prohibited transaction exemption has not been granted and is not currently in effect.

         (e) SCHEDULE 2.17(E) identifies each funded Employee Plan which is an employee pension plan within the meaning of Section 3(2) of ERISA (other than a multiemployer plan within the meaning of Section 3(37) of ERISA). With respect to each such Employee Plan, (a) the Employee Plan is a qualified plan under
Section 401(a) or 403(a) of the Code, and its related trust is exempt from federal income taxation under Section 501(a) of the Code; (b) a request for favorable IRS determination letter has been made and, since the date of such request, the Employee Plan has not been amended or operated in a manner which would adversely affect its qualified status and no event has occurred which has caused or could cause the loss of such status; (c) there has been no termination or partial termination within the meaning of Section 411(d)(3) of the Code; (d) no Employee Plan is covered by Section 412 of the Code; and (e) no such Employee Plan is covered by Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(f) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions on or before the Closing Date to any Employee Plan which is a pension plan subject to Section 4064(a) of ERISA.

         (f) Each trust which is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Internal Revenue Code has been identified as such on SCHEDULE 2.17(F), and each such trust satisfies the requirements of that Section and is covered by a favorable IRS determination letter, and neither the trust nor any related plan has been amended or operated since the date of the most recent determination letter in a manner which would adversely affect such exempt status.

         (g) None of the Employee Plans is a multiemployer plan within the meaning of Section 3(37) of ERISA.

         (h) The Company and its ERISA Affiliates have complied in all material respects with the provisions of Section 4980B of the Code with respect to any Employee Plan which is a group health plan within the meaning of Section 5001(b)(1) of the Code. Except as set forth in the agreements on SCHEDULE 2.16, No Employee Plan provides health or death benefits (whether or not insured) to current or former employees or other personnel of the Company beyond the termination of their employment or other services. Except as set forth in SCHEDULES 2.16 AND 2.17(H), each Employee Plan may be unilaterally terminated and/or amended by the Company at any time.

         (i) Other than the Special Bonuses, the consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement under any Employee Plan.

         (j) Except as set forth in the agreements on SCHEDULE 2.16, SCHEDULE 2.17(J) hereto sets forth a complete and accurate list showing the names and the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively) of all officers of the Company, or any ERISA Affiliate and of all employees of the Company, or any ERISA Affiliate that are entitled to receive annual base salary or other compensation in excess of $50,000 (or the equivalent thereof in foreign currency). Except as set forth in the employment agreements identified in SCHEDULE 2.16(A), there are no covenants, agreements or restrictions to which the Company, or any ERISA Affiliate is a party, including but not limited to employee non-compete agreements, prohibiting, limiting or in any way restricting any officer or employee listed on SCHEDULE 2.17(J) hereto from engaging in any types of business activity in any location. To the best of the Company's knowledge, no officer or employee listed on SCHEDULE 2.17(J) hereto, and no group of the Company's or any ERISA Affiliate's employees, has any plans to terminate their employment. There has not been, and the Company does not anticipate, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement. Neither the Company, nor any ERISA Affiliate has instituted any "freeze" of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees.

         (k) SCHEDULE 2.17(K) hereto sets forth a complete and accurate list of all employees of the Company and the ERISA Affiliates receiving short-term disability benefits, long-term disability benefits and/or workers' compensation benefits as of the date of this Agreement.

         (l) SCHEDULE 2.17(L) hereto sets forth by number and employment classification the approximate numbers of employees employed by the Company, and each ERISA Affiliate as of November 30, 1996, and, except as set forth therein, none of said employees is subject to union or collective bargaining agreements. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the knowledge of the Company, no basis for such claim exists, except in connection with the matters disclosed in SCHEDULE 2.12. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or strike, dispute, slowdown or stoppage pending or threatened against or involving the Company and none has occurred since July 22, 1994. No representation question exists respecting the employees of the Company and no collective bargaining agreement is currently being negotiated by the Company, nor is any grievance procedure or arbitration proceeding pending under any collective bargaining agreement and no claim therefor has been asserted. Except for a pending vote of ramp employees regarding representation by the International Association of Machinists, the Company has not received notice from any union or employees setting forth demands for representation, elections which have not yet been held, terms of employment or working conditions or from any union or group of employees for present or future changes in wages.

         SECTION 2.18. INSURANCE POLICIES. SCHEDULE 2.18 to this Agreement contains a correct and complete summary description of all insurance policies of the Company covering the Company, any employees or other agents of the Company or any assets of the Company. Each such policy is in full force and effect, is with responsible insurance carriers and is substantially equivalent in coverage and amount to policies covering companies of approximately the size of the Company and in businesses similar to that in which the Company are engaged, in light of the risk to which such companies and their employees, businesses, properties and other assets may be exposed. All retroactive premium adjustments under any worker's compensation policy of the Company have been recorded in the Company's financial statements in accordance with GAAP. All premiums with respect to the insurance policies listed on SCHEDULE 2.18 which are due and payable prior to the Effective Time have been paid or will be paid prior to the Effective Time on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. The Company has not failed to give any notice or present any claim thereunder known to the Company in due and timely fashion. There are no pending claims against such insurance by the Company as to which the insurers have denied coverage or otherwise reserved rights. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance since the date it commenced operations.

         The Company has provided to GoodAero computer print-outs containing information furnished by the Company's insurance carriers, which provides a brief description of all product liability claims, workers' compensation claims, automobile claims and general liability claims for the Company which includes all unresolved claims.

         SECTION 2.19.  RECORDS.   The Company has records that accurately and
validly reflect its transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects executed in accordance with its management's general or specific authorization and (ii) recorded in conformity with GAAP. The data processing equipment, data transmission equipment, related peripheral equipment and software used by the Company in the operation of its business (including any disaster recovery facility) to generate and retrieve such records are comparable to those of companies of approximately the size of the Company and in businesses similar to that in which the Company is engaged.

         SECTION 2.20.  NO UNDISCLOSED LIABILITIES.  Except as set forth on
SCHEDULE 2.20 hereto, the liabilities on the latest balance sheet included in the Financial Statements consist solely of accrued obligations and liabilities incurred by the Company in the ordinary course of its business to Persons which are not Affiliates of the Company. Except as set forth on SCHEDULE 2.20 hereto, there are no liabilities of the Company of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or determinable or otherwise, including without limitation documentary or standby letters of credit, bid or performance bonds, or customer or third party guarantees, and no existing condition, situation or set of circumstances that could reasonably result in such a liability, other than (i) liabilities disclosed in the Financial Statements, (ii) liabilities which have arisen after the date of the latest balance sheet included in the Financial Statements in the ordinary course of business and consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit),
(iii) liabilities under the executory portion of any Contract or other written purchase order, sales order, lease, agreement or commitment of any kind by which the Company is bound and which was entered into in the ordinary course of the Company's business and consistent with past practice, and (iv) liabilities under the executory portion of any Permit. Except as set forth on SCHEDULE 2.20 hereto, no claims have been asserted for indemnification by any Person against the Company under any law or agreement or pursuant to the Company's Amended and Restated Certificate of Incorporation or Amended and Restated By-laws (or equivalent governing document) and, to the Company's knowledge, there do not exist any facts or circumstances that might reasonably give rise to such a claim against the Company thereunder.

         SECTION 2.21. BROKERAGE FEES. Neither the Company, Z/C nor any of their Affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature that would be required to be paid by the Company or GoodAero. Z/C agrees to indemnify and hold the GoodAero Group and the Company Group harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person against the Company Group or the GoodAero Group on the basis of any act, statement, agreement or commitment alleged to have been made by the Company, Z/C, or their Affiliates.

         SECTION 2.22. BANK ACCOUNTS. SCHEDULE 2.22 sets forth completely and accurately the name of each bank in which the Company has an account or safe deposit box, the name in which the account or box is held and the names of all persons authorized to draw thereon or to have access thereto.

         SECTION 2.23.  WARRANTIES.  Intentionally Omitted.

         SECTION 2.24. NO PRODUCT LIABILITIES. The Company has not incurred, nor does the Company know or have any reason to believe there is any basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) ("Product Liability") with respect to any service rendered by the Company prior to the Effective Time, whether such Product Liability is incurred by reason of any express or implied warranty, any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

         SECTION 2.25.  SUPPLIERS AND CUSTOMERS.  Except as set forth on
SCHEDULE 2.25, neither the Company nor, to the knowledge of the Company, any officer, director or Affiliate of the Company, nor any relative or spouse (or relative of such spouse) of any such officer, director or Affiliate of the Company nor any entity controlled by one of more of the foregoing:

         (i) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company;

         (ii) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that the Company uses in the conduct of the Company's business; or

         (iii) has any cause of action or other claim whatsoever against, or owes any amount in excess of $25,000 to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, travel and entertainment reimbursement, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

         SECTION 2.26. INTELLECTUAL PROPERTIES. (a) SCHEDULE 2.26 contains an accurate and complete list of all domestic and foreign patents, patent applications, patent licenses, trade names, trademarks and service marks (collectively with the associated goodwill of each, "Trademarks"), Trademark registrations and applications (whether pending or abandoned), copyright registrations and applications (whether pending or abandoned), and licenses of rights in computer software, Trademarks, copyrights, owned (in whole or in part), licensed to any extent or used or anticipated to be used by the Company in the conduct of its business (collectively, the "Intellectual Property").

    (b) (i) The Company is the owner of or duly licensed to use the entire right, title and interest in and to the Intellectual Property, copyrights, trade secrets and technology used in the conduct of its business; (ii) each item constituting part of the Intellectual Property in which the Company has an ownership or license interest has been, to the extent indicated in SCHEDULE 2.26, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other Governmental Entities, domestic or foreign, as are indicated in SCHEDULE 2.26; and (iii) each Trademark registration, copyright registration and patent owned by the Company, and to the Company's knowledge, used by the Company, exists, has been maintained in good standing, and remains in full force and effect.

    (c) (i) To the Company's best knowledge, no claim of infringement or misappropriation of patents, trade secrets, trademarks, trade names, service marks or copyrights of any other Person has been made against the Company; and
(ii) to the Company's best knowledge, the Company is not infringing or misappropriating any patents, trade secrets, trademarks, trade names, service marks or copyrights of any other Person. Without limiting the foregoing, to the best knowledge of the Company, no claim is pending or threatened or, except as set forth on SCHEDULE 2.26, has been made since January 1, 1986, to the effect that the conduct by the Company of its business conflicts with or infringes in any way upon any patents, trade secrets, trademarks, trade names, service marks or copyrights owned by others, that the Company needs or should enter into a license arrangement so as to continue the conduct of its business without infringing any other Person's patents, trade secrets, trademarks, trade names, service marks or copyrights, or that any of the trademarks, service marks or trade names set forth on SCHEDULE 2.26 has been abandoned.

    (d) Without limiting any other provisions hereof, except as set forth on
SCHEDULE 2.26, the Company has not granted any license, franchise or permit to any Person to use any of the Intellectual Property of the Company and no other Person has the right to use the same trademarks, service marks or trade names owned by the Company or any similar trademarks, service marks or trade name in connection with the same or similar services as the Company.

    (e) Since January 1, 1994, the business conducted by the Company has not been conducted under any corporate, trade or fictitious name other than "Midway Airlines Corporation" and "Midway Airlines".

         SECTION 2.27. PERMITS. The Company has all Permits. SCHEDULE 2.27 contains a true and complete list of the Permits, exclusive of any Permits with respect to state or local sales, use or other Taxes. All of the Permits are in full force and effect. No outstanding notice of cancellation or termination has been delivered to the Company in connection with any such Permit nor has any such cancellation or termination been threatened. No application, action or proceeding is pending for the modification of any such Permits or, to the knowledge of the Company, overtly threatened that may result in the revocation, modification, nonrenewal or suspension of any Permits, the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction. The Company has filed when due all documents required to be filed with any Governmental Entity in connection with such Permits and all such filings were accurate and complete in all material respects. The most recent report filed with respect to the Company pursuant to 14 C.F.R. Part 204 was accurate and complete in all material respects as of the date of such filing and, except as disclosed on SCHEDULE 2.27, remains accurate and complete in all material respects as of the date hereof.

         SECTION 2.28. NO ILLEGAL OR IMPROPER TRANSACTIONS. Except as set forth on SCHEDULE 2.28 hereto, neither the Company, nor, to the Company's knowledge, any director, officer or employee of the Company, has directly or indirectly used funds or other assets of the Company, or made any promise or undertaking in such regards, for (i) illegal contributions, gifts, entertainment or other expenses relating to political activity; (ii) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign; (iii) illegal payments to or for the benefit of any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; (iv) gifts, entertainment or other expenses that jeopardize the normal business relations between the Company and any of its respective customers; or (v) the establishment or maintenance of a secret or unrecorded fund; and (vi) there have been no false or fictitious entries made in the books or records of the Company.

         SECTION 2.29. RESTRICTIVE DOCUMENTS, TERRITORIAL RESTRICTIONS AND LOCATION OF ASSETS. Except as set forth in the agreements set forth on SCHEDULE
2.16 and SCHEDULE 2.29 hereto, the Company is not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement, or the continued operation of the Company's business after the date hereof or the Effective Time on substantially the same basis as heretofore operated or which would restrict the ability of the Company to acquire any property or conduct business in any area. Except as set forth in SCHEDULE 2.29, the Company is not restricted by any written agreement or understanding with third parties from carrying on its business anywhere in the world. Except as set forth in SCHEDULE 2.29, all assets of the Company are located in the United States of America, and, except for technical services and sales activities, the Company does not (i) conduct operations, (ii) own or lease real property, (iii) maintain offices or (iv) employ personnel in countries other than the United States of America.

         SECTION 2.30. NO MISLEADING STATEMENTS. This Agreement, the information and schedules referred to herein and the information contained in the Financial Statements that have been furnished to GoodAero in connection with the transactions contemplated by this Agreement do not and will not include any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         SECTION 2.31. ORGANIZATION. Z/C is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. Z/C has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

         SECTION 2.32. AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Executive Committee of Z/C and no other corporate proceedings on the part of Z/C are necessary to authorize the Merger, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Z/C and constitutes the legal valid and binding obligation of Z/C, enforceable against Z/C in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity).

         SECTION 2.33. NO VIOLATION. The execution and delivery of this Agreement by Z/C do not, and the consummation by it of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of or default under, any provision of the governing documents of Z/C; (ii) conflict with or result in any violation of any Permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which Z/C is a party or to which any of its property is subject; or (iii) conflict with, or result in a breach or violation of or default under, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which Z/C is a party or to which any of its property is subject, or constitute a default thereunder or an event which, with the lapse of time or notice or both, might result in a default or the creation of any lien, charge or encumbrance upon any of the assets or properties of Z/C. Z/C is in compliance in all material respects with all applicable laws, rules or regulations relating to or affecting the operation, conduct or ownership of its property or business.

         SECTION 2.34. APPROVALS. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Z/C will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any Permit, agreement, indenture or other instrument to which Z/C is a party or to which any of its properties are subject, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required or advisable by Z/C in connection with the execution and delivery of this Agreement and the consummation of such transactions, except for (i) the delivery and filing of the Certificate of Merger as required by the GCL, (ii) the filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended, and the termination of the applicable waiting period under such Act and (iii) the applicable requirements of the Federal Aviation Act of 1958, as amended, and the regulations of the Department of Transportation thereunder.

                                     ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF GOODAERO
                            AND THE GOODAERO STOCKHOLDERS

    GoodAero and the GoodAero Stockholders hereby jointly and severally represent and warrant to the Company and Z/C as follows:

         SECTION 3.01. ORGANIZATION. GoodAero is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GoodAero has full corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby.

         SECTION 3.02. CAPITALIZATION. The authorized capital stock of GoodAero consists of 10,000 shares of common stock, of $1.00 par value per share, of which 52 shares are issued and outstanding as of the date hereof and owned of record by the Persons set forth on SCHEDULE 3.02 hereto. No shares of GoodAero Stock are held as treasury shares. All outstanding shares of GoodAero Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in SCHEDULE 3.02, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, to which GoodAero is a party or by which GoodAero is bound, obligating GoodAero to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of GoodAero Stock or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. There are no outstanding obligations of GoodAero to purchase or otherwise acquire any GoodAero Stock.

         SECTION 3.03. AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of GoodAero, subject to Stockholder Approval, and no other corporate proceedings on the part of the Board of Directors of GoodAero are necessary to authorize the Merger, this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by GoodAero and constitutes the legal, valid and binding obligation of GoodAero, enforceable against GoodAero in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and
(ii) general principles of equity (whether applied in a proceeding at law or in equity).

         SECTION 3.04. NO VIOLATION. The execution and delivery of this Agreement by GoodAero does not, and the consummation by GoodAero of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of or default under, any provision of GoodAero's Certificate of Incorporation or By-laws; (ii) conflict with or result in any violation of any Permit, concession, grant, franchise, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which GoodAero is a party or to which any of its property is subject; or (iii) conflict with, or result in a breach or violation of or default under, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which GoodAero is a party or to which any of its property is subject, or constitute a default thereunder or an event which, with the lapse of time or notice or both, might result in a default or the creation of any lien, charge or encumbrance upon any of the assets or properties of GoodAero. GoodAero is in compliance in all material respects with all applicable laws, rules or regulations relating to or affecting the operation, conduct or ownership of its property or business.

         SECTION 3.05. APPROVALS. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by GoodAero will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any Permit, agreement, indenture or other instrument to which GoodAero is a party or to which any of its properties is subject, other than Stockholder Approval, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required or advisable by GoodAero in connection with the execution and delivery of this Agreement and the consummation of such transactions, except for (i) the delivery and filing of the Certificate of Merger as required by the GCL, (ii) the filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the termination of the applicable waiting period under such Act and (iii) the applicable requirements of the Federal Aviation Act of 1958, as amended, and the regulations of the Department of Transportation thereunder.

         SECTION 3.06. NO LIABILITIES/NET CAPITAL. Except for expenses incurred in connection with the formation of GoodAero and the transactions contemplated by this Agreement, there are no liabilities or obligations of GoodAero of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined, determinable or otherwise. As of the Closing, GoodAero shall have capital in the amount of $15 million in cash, net of any liabilities or obligations of GoodAero whatsoever, including without limitation those referred to in the immediately preceding sentence.

         SECTION 3.07. BROKERAGE FEES. Neither GoodAero nor any of its Affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature that would be required to be paid by the Company or Z/C. GoodAero and the GoodAero Stockholders jointly and severally agree to indemnify and hold the Z/C Group and the Company Group harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person against the Company Group or Z/C Group on the basis of any act, statement, agreement or commitment alleged to have been made by the GoodAero or its Affiliates.


                                      ARTICLE IV

                                      COVENANTS

         SECTION 4.01. ACCESS TO RECORDS. At all reasonable times from and after the date hereof until the Effective Time, the Company shall afford GoodAero and its accountants, counsel and other representatives full and complete access to the properties, employees and officers of the Company and to all books, accounts, financial and other records and contracts of every kind of the Company. Any information regarding the Company heretofore obtained from the Company by GoodAero, its accountants, counsel or other representatives or hereafter obtained by any of them pursuant to this Section 4.01 shall be used and held by them in accordance with that certain Confidentiality Agreement dated October 24, 1996, between the shareholders of GoodAero and the Company. The Company shall also furnish to GoodAero as promptly as practicable (i) following the end of each calendar month after the date hereof, balance sheets and related statements of operations, retained earnings and cash flows of the Company as of the end of such month (all such financial statements shall be covered by and conform to the representations and warranties set forth in Section 2.07 hereof and shall be included in the term "Financial Statements" for purposes of this Agreement); and (ii) all financial and operating data and other information concerning its business, properties and personnel as GoodAero may reasonably request. Before the Effective Time, the Company will, as requested by GoodAero, make available on a reasonable basis the officers and other appropriate employees of the Company to discuss with representatives of GoodAero the condition, operation, business and prospects of the Company and shall use commercially reasonable efforts to arrange for the officers and other appropriate employees of each operator, owner or lessor of properties in which the Company has an interest and of each supplier and customer whose relationship with the Company is material to the Company to discuss with representatives of GoodAero such relationship.

         SECTION 4.02. STOCKHOLDER APPROVAL. Each of the Company and GoodAero shall, through its respective board of directors, recommend to each of the Company Stockholders and the GoodAero Stockholders, respectively, approval of this Agreement and the Merger and, as promptly as practicable after the date of this Agreement, use its best efforts to obtain Stockholder Approval. Z/C agrees to vote its shares of Company Stock in favor of Stockholder Approval. GoodAero Stockholders agree to vote their shares of GoodAero Stock in favor of Stockholder Approval.

         SECTION 4.03. LITIGATION AND CLAIMS. The Company shall promptly inform GoodAero in writing of any litigation against the Company, or of any claim or controversy or contingent liability known to the Company that might reasonably be expected to become the subject of litigation, against the Company or affecting any of its property.

         SECTION 4.04. NOTICE OF CHANGES BY THE COMPANY. The Company shall promptly inform GoodAero in writing of any change, which in the Company's reasonable judgment, shall have occurred or shall have been threatened (or any development shall have occurred or shall have been threatened involving a prospective change) in the financial condition, results of operations, business, prospects or assets of the Company that is or may reasonably be expected to become materially adverse to the Company. The Company shall promptly inform GoodAero in writing if in the Company's reasonable judgment any representation or warranty made by the Company in this Agreement shall cease to be accurate; provided that this covenant does not supersede the application of Sections 6.02(a) and 6.02(e) at the Closing. From time to time prior to the Effective Time, the Company will promptly supplement or amend the Schedules and Exhibits hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules and Exhibits hereto; provided that this covenant does not supersede the application of Sections 6.02(a) and 6.02(e) at the Closing. No supplement or amendment of a Schedule or Exhibit made pursuant to this Section shall be deemed to cure any breach of, affect or otherwise diminish any representation or warranty made in this Agreement unless GoodAero specifically agrees thereto in writing; provided that this covenant does not supersede the application of Sections 6.02(a) and 6.02(e) at the Closing.

         SECTION 4.05. DISSENTING STOCKHOLDERS. The Company shall give GoodAero prompt notice of any demands received from Dissenting Stockholders, if any, for payment of the fair value for their shares of Company Stock.

         SECTION 4.06. CAPITAL STRUCTURE OF THE SURVIVING CORPORATION. In connection with the Merger, the Surviving Corporation shall issue Surviving Corporation Common Stock as set forth in subparagraphs (i) through (iv) below of this Section 4.06, such that, after taking into account the Merger and all of the transactions contemplated by such subparagraphs, the capital structure of the Surviving Corporation shall be as set forth on EXHIBIT 4.06:

              (i) As of the Closing, the Surviving Corporation shall have reserved 1144 shares of Surviving Corporation Common Stock which represents 10% of the Fully Diluted Surviving Corporation Stock for issuance (and/or issued) to management employees of the Surviving Corporation pursuant to a stock option plan and/or stock award plan to be adopted by the Surviving Corporation;

              (ii) In connection with the restructuring of the obligations owed by the Company to AA and the Aircraft Creditors, at the Closing the Surviving Corporation shall issue (A) warrants for the purchase of 572 shares of Surviving Corporation Common Stock which represents 5% of the Fully Diluted Surviving Corporation Stock to AA pursuant to the agreements concerning AA referred to in Section 6.02(k), and (B) 572 shares of Surviving Corporation Common Stock which represents 5% of the Fully Diluted Surviving Corporation Stock to the Aircraft Creditors, pursuant to the agreements concerning the Aircraft Creditors referred to in Section 6.02(k);

              (iii) At the Closing, the Surviving Corporation shall issue to Z/C 2548 shares of Surviving Corporation Common Stock (which represents approximately 22.3% of the Fully Diluted Surviving Corporation Stock), in consideration of an amount equal to $7,000,000; and

              (iv) At the Closing, the Surviving Corporation shall issue to Robert R. Ferguson, III, options for the purchase of 1144 shares of Surviving Corporation Common Stock which represents 10% of the Fully Diluted Surviving Corporation Stock.

         SECTION 4.07. OBLIGATIONS OF Z/C. Z/C shall be liable for and shall pay as primary obligor (a) all amounts in excess of $7,000,000 necessary to obtain the release from all liabilities and obligations under the First Bank Guaranty as set forth in section 6.04 hereof; and (b) all amounts incurred in connection with cancellation of (i) any and all outstanding Company Stock Options held by any Person prior to the Effective Time and shares of Company Stock held by Company Stockholders and all declared, undeclared or accrued, but unpaid, dividends on the foregoing Company Stock; (ii) the Company Debt Securities (as hereafter defined); and (iii) payment of the Special Bonuses. Z/C hereby covenants and agrees that under no circumstances shall it (a) liquidate or terminate its existence until satisfactory evidence of the payment in full and discharge of the foregoing liabilities shall have been provided to the Surviving Corporation or (b) assign its obligations hereunder without the prior written consent of the Surviving Corporation in its sole discretion.

         SECTION 4.08. CAPITAL STRUCTURE OF GOODAERO. At the Effective Time, GoodAero Stockholders shall have capitalized GoodAero in the amount of $15,000,000 in cash, net of all liabilities or obligations of GoodAero, including, without limitation, in connection with the formation of GoodAero and the transactions contemplated by this Agreement.


                                      ARTICLE V

                          CONDUCT OF BUSINESS BY THE COMPANY

         During the period from the date of this Agreement through the Effective Time, the Company agrees (except to the extent GoodAero shall otherwise consent in writing) that:

         SECTION 5.01. ORDINARY COURSE. Except as provided in this Article V, the Company shall in the reasonable judgment of the Company's executive management, (i) carry on its business in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with all applicable laws, rules and regulations, (ii) use commercially reasonable efforts to preserve its business organization, maintain its rights and franchises, keep available the services of its officers and employees and preserve the goodwill and its relationships with customers, suppliers and others having business dealings with it, and (iii) use commercially reasonable efforts to preserve in full force and effect all material leases, operating agreements, easements, rights-of-way, permits, Permits, contracts and other material agreements which relate to the assets of the Company and shall perform or cause to be performed all material obligations of the Company in or under any of such leases, agreements and contracts relating to such assets.

         SECTION 5.02. DIVIDENDS; SECURITIES. The Company shall not (i) declare or pay any dividend or make any other distribution with respect to Company Stock, (ii) redeem, purchase, cancel or otherwise acquire, directly or indirectly, any outstanding shares of Company Stock except as otherwise contemplated in this Agreement without payment of any other or additional consideration therefor, (iii) issue additional stock, warrants, options or any other similar rights to acquire Company Stock, or (iv) make any payments of principal or interest on Company Debt Securities, and, (v) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock except as otherwise contemplated in this Agreement in exchange therefor without payment of any other or additional consideration therefor, or (vi) take any preliminary action with respect to the foregoing. Except as expressly provided herein, the Company shall not (i) purchase, acquire, issue, deliver, sell or authorize the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock of any class or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares or convertible or exchangeable securities or (ii) enter into any agreement or understanding or take any preliminary action with respect to the matters referred to in clause (i) of this sentence.

         SECTION 5.03. CERTAIN TRANSACTIONS. Except for the Merger, the Company shall not merge or consolidate, reorganize, restructure, recapitalize, liquidate or file a voluntary petition in bankruptcy.

         SECTION 5.04. GOVERNING DOCUMENTS; INCONSISTENT AGREEMENTS. Except as provided in Sections 1.04 and 6.02(l) hereof, the Company shall not (i) amend its Second Amended and Restated Certificate of Incorporation or Second Amended and Restated By-laws or (ii) enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement.

         SECTION 5.05. INDEBTEDNESS. Except as expressly provided in the Creditor Agreements, the Company shall not incur, assume or guarantee any obligation for borrowed money, or incur any account payable except in the ordinary course of business, or enter into or modify any contract, agreement, commitment or arrangement with respect to the foregoing.

         SECTION 5.06. EMPLOYEE CONTRACTS AND BENEFIT PLANS. Except as expressly provided herein, the Company shall not, and shall not permit any ERISA Affiliate to, adopt or amend (other than amendments that reduce the amounts payable by the Company or any ERISA Affiliate or amendments required by law to preserve the qualified status of a Plan) any Plan, Benefit Program, employee benefit plan (within the meaning of Section 3(3) of ERISA) or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including, without limitation, contracts with management of the Company, or any ERISA Affiliate that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder. The Company shall not grant any increase in compensation to any employees or pay any bonus, except for increases in salary or wages of the Company in the ordinary course of business in accordance with past practice which does not include the

Special Bonuses. Neither the Company, any ERISA Affiliate nor any Plan, nor any trust created thereunder, shall (i) engage in any transaction in connection with which the Company, or any ERISA Affiliate could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed by Section 4975 of the Code,
(ii) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived, (iii) terminate any Plan in a manner, or take any other action with respect to any Plan, that could result in the imposition of a lien on any property of the Company or any ERISA Affiliate pursuant to Section 4068 of ERISA or that could otherwise result in the liability of any of such entities to any Person, (iv) take any action that could adversely affect the qualification of any Plan or its compliance with the applicable requirements of ERISA or that might result in any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or (v) fail to make full payment when due of all amounts which, under the provisions of any Plan, Benefit Program, agreement relating thereto or applicable law, the Company or any ERISA Affiliate is required to pay as contributions thereto. The Company shall, and shall cause each ERISA Affiliate to, file, on a timely basis, all reports and forms required by federal regulations with respect to any Plan or Benefit Program except where the failure to make such filing on a timely basis would have no material adverse affect on the business, prospects, results of operations, financial condition or assets of the Company or such ERISA Affiliate.

         SECTION 5.07.  PROHIBITED DISPOSITIONS.  Except as set forth on
SCHEDULE 5.07, other than provision of services in the ordinary course of business and consistent with present practice or except as expressly permitted by GoodAero in writing, the Company shall not, (i) sell, lease, transfer or otherwise dispose of any of its assets or property having a book or market value in excess of $50,000 in the aggregate or that are otherwise material, individually or in the aggregate, to the business, results of operations or financial condition of the Company or (ii) enter into, or consent to the entering into, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets. Except as set forth on SCHEDULE 5.07, notwithstanding anything to the contrary above, the Company shall not lease, sell, purchase or otherwise acquire or dispose of any interest in or usage of any rights to any (i) aircraft, (ii) landing rights or landing slots or (iii) gates, ticket counters or other airport facilities.

         SECTION 5.08. LINES OF BUSINESS AND CAPITAL EXPENDITURES. Except as expressly permitted by GoodAero in writing the Company shall not (i) enter into any new line of business; (ii) change its investment, liability management and other material policies in any material respect; (iii) incur or commit to any capital expenditures, obligations or liabilities in connection therewith other than capital expenditures, obligations or liabilities that do not exceed in the aggregate $50,000; (iv) acquire or agree to acquire by merging or consolidating with, or acquire or agree to acquire by purchasing a substantial portion of the assets of, or in any other manner, any business or Person; or (v) otherwise, except as to the acquisition of materials and supplies for its services and activities in the ordinary course of business and consistent with past practices, acquire or agree to acquire any assets or make any lease commitments for a total consideration in the aggregate in excess of $50,000. The Company shall not make any investment in any Person. The Company shall not waive any material right or cancel any material contract, debt or claim or prepay any of its obligations.

         SECTION 5.09.  ACCOUNTING METHODS.  Except as set forth in
Schedule 5.09, the Company did not change since December 31, 1995 and shall not change its methods of accounting in effect at December 31, 1995 except as required by GAAP as concurred in by Arthur Andersen & Co., the Company's independent auditors, or any of its methods of accounting for income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax return of the Company for the taxable year ended December 31, 1995, except as required by changes in law. The Company shall not change its fiscal year.

         SECTION 5.10. EXCLUSIVITY. In consideration of the expenditure of time, effort and expense to be undertaken by GoodAero in connection with the preparation of this Agreement, and the investigations and review of the business of the Company, prior to the Closing Date, the Company and Z/C shall not, and shall cause their respective officers, directors, employees, agents, advisors and other representatives not to, directly or indirectly, solicit, continue or initiate discussions with, engage in negotiations with, or provide any information to, any corporation, partnership, person or other entity or group other than GoodAero (a "Competitor") regarding (i) the sale or other disposition of the capital stock or debt of the Company held by Z/C to a Competitor, (ii) the sale or other disposition of all or substantially all of the assets of the Company to a Competitor, (iii) any merger or consolidation involving the Company and a Competitor, or (iv) any other transaction resulting in a change of control of the Company to a Competitor (any of the events described in subparagraphs (i) through (iv) above, a "Competing Transaction"); provided, however, that nothing in this Section 5.10 shall prohibit the Board of Directors of the Company from
(i) furnishing information pursuant to an appropriate confidentiality letter concerning the Company and its businesses, properties or assets to a Competitor who has made an unsolicited proposal for a Competing Transaction, or (ii) engaging in discussions or negotiations with such a Competitor who has made an unsolicited proposal for a Competing Transaction, but in each case referred to in the foregoing clauses (i) and (ii) only (x) after the Board of Directors of the Company concludes in good faith based on the advice of outside counsel that such action is necessary for the Board of Directors of the Company to comply with its fiduciary obligations to Company Stockholders under applicable law. Notwithstanding anything in this Agreement to the contrary, the Company shall immediately inform GoodAero orally and in writing of the receipt by it of any proposal for a Competing Transaction.

         (b) The Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to GoodAero, the approval or recommendation by such Board of Directors of this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Competing Transaction or (iii) approve the Company entering into any agreement with respect to any Competing Transaction, unless an unsolicited proposal for a Competing Transaction is received from a Competitor and the Board of Directors of the Company concludes in good faith based on the advice of outside counsel that in order to comply with its fiduciary obligations to stockholders under applicable law, it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement, approve or recommend such Competing Transaction, enter into an agreement with respect to such Competing Transaction or terminate this Agreement, provided that no such action shall be taken prior to five (5) days after written notice of such Competing Transaction has been provided to GoodAero and provided further that either the Board of Directors shall reject such Competing Transaction or such action shall be taken and notice thereof given to GoodAero no later than five (5) days after notice of such Competing Transaction has been provided to GoodAero. A failure to reject such Competing Transaction or to give such notice to GoodAero within such 5-day period shall be deemed an election by the Company to terminate this Agreement and shall entitle GoodAero to immediate payment of the GoodAero Costs and Expenses and, within fifteen (15) days after the Closing of a Competing Transaction, payment of the Topping Fee. In the event the Board of Directors of the Company takes any of the foregoing actions, the Company shall, within fifteen (15) days thereafter, pay GoodAero the GoodAero Costs and Expenses and, within fifteen (15) days after the closing of a Competing Transaction, pay GoodAero the Topping Fee. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section
5.10 shall not constitute a breach of this Agreement by the Company if the Company pays the GoodAero Costs and Expenses and, if applicable, the Topping Fee.

         SECTION 5.11. OTHER ACTIONS. The Company shall not take any action that would or might reasonably be expected to result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respects after the date hereof or any of the conditions to the Merger set forth in Article VI not being satisfied in any material respects, except as may be required by any applicable law, rule, regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality.

                                      ARTICLE VI

                                CONDITIONS OF CLOSING

         SECTION 6.01.  CONDITIONS TO  ALL PARTIES' OBLIGATIONS.
The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

         (a) Stockholder Approval from the stockholders of each of the Company and GoodAero shall have been obtained.

         (b) No temporary restraining order, preliminary or permanent injunction or other order or restraint issued by any court of competent jurisdiction, no order, decree, restraint or pronouncement by any Governmental Entity, and no other legal restraint or prohibition which would prevent or have the effect of preventing the consummation of the Merger shall have been issued or adopted or be in effect.

         (c) All permits, approvals, filings and consents required to be obtained or made, and all waiting periods required or contemplated to expire, prior to the consummation of the Merger under applicable federal laws of the United States or applicable laws of any state or foreign country having jurisdiction over the Merger and the other transactions contemplated herein shall have been obtained, made or expired, as the case may be, including without limitation notifications, approvals or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Federal Aviation Act of 1958, as amended (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), if any, and all such Requisite Regulatory Approvals shall be in full force and effect.

         SECTION 6.02. CONDITIONS TO THE OBLIGATIONS OF GOODAERO TO EFFECT THE MERGER. The obligations GoodAero under this Agreement to effect the Merger are subject to the fulfillment at or prior to the Closing of the following conditions:

         (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and Z/C set forth in Article II hereof shall be true and correct as of the date of this Agreement and at and as of the Closing, except where the failure of such representations and warranties to be true and correct would not result in any Material Adverse Effect; provided, however that, notwithstanding anything to the contrary in this Section 6.02(a), there shall be deemed to be no Material Adverse Effect if:

              (i) in the event Signing Discrepancies exceed $1,000,000 in the aggregate, Z/C pays to the Surviving Corporation at the Closing an amount in cash equal to the excess of the Signing Discrepancies over $1,000,000 (it being understood that Z/C shall have the right, but under no circumstances the obligation, to make such payment); and

              (ii) in the event Changes After Signing exceed $2,000,000 in the aggregate, Z/C pays to the Surviving Corporation at the Closing an amount in cash equal to (x) the excess of the Changes After Signing over $2,000,000, less
(y) the amount of any payment made pursuant to the Section 6.02(a)(i) (it being understood that Z/C shall have the right, but under no circumstances the obligation, to make such payment).

         (b) COVENANTS AND AGREEMENTS. The Company and Z/C shall have duly performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed by or complied with by either or both of them prior to or at the Closing. None of the events or conditions entitling GoodAero to terminate this Agreement under Article VII hereof shall have occurred and be continuing.

         (c) CONSENTS. Any consent required for the consummation of the Merger under any agreement, contract or license described in any exhibit or schedule hereto or referred to herein, or for the continued enjoyment by the Company of the benefits of any Contract or Permit after the Merger, shall have been obtained.

         (d) OPINIONS OF COUNSEL. GoodAero shall have received the opinion of Rosenberg & Liebentritt as to Z/C and the General Counsel of the Company as to the Company, each, in form and content satisfactory to GoodAero, substantially in the form of EXHIBITS 6.02(D) (I) AND (II) hereof.

         (e) CERTIFICATE OF THE COMPANY. GoodAero shall have received a certificate from each of (i) the Company, satisfactory in form and substance to GoodAero, executed on behalf of the Company by the President of the Company, as to compliance with the matters set forth in paragraphs (a), (b), (c), (g), (h) and (j) of this Section 6.02 and (ii) Z/C, satisfactory in form and substance to GoodAero, executed on behalf of Z/C, as to compliance with the matters set forth in paragraphs (a), (b) and (h).

         (f) RESIGNATION OF DIRECTORS. GoodAero shall have received from the Company letters of resignation from the directors of the Company.

         (g) CAPITAL STRUCTURE OF THE SURVIVING CORPORATION. The Company shall have taken those actions set forth in Section 4.06 of this Agreement.

         (h) NO ADVERSE DECISION. There shall not be any action taken or overtly threatened, or any statute, rule, regulation or order enacted, entered, overtly threatened, or deemed applicable to the transactions contemplated hereby, by any United States federal or state government or governmental authority or court that, whether in connection with the grant of a Requisite Regulatory Approval, any agreement proposed by any United States federal or state government or governmental authority, or otherwise, (i) requires or could reasonably be expected to require (x) any divestiture by the Company of a portion of the business of the Company that GoodAero in its sole judgment believes will have a material adverse effect on the Company or (ii) imposes any condition upon the Company that in GoodAero's sole judgment (x) would be materially burdensome to the Company or (y) would materially increase the costs incurred or that will be incurred by GoodAero as a result of consummating the Merger and the other transactions contemplated hereby. There shall be no action, suit, investigation or proceeding pending or threatened by or before any Governmental Entity which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

         (i) PROCEEDINGS; RECEIPT OF DOCUMENTS. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to GoodAero and GoodAero's counsel, and GoodAero and GoodAero's counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as GoodAero or its counsel may reasonably request. GoodAero shall have received such other agreements, instruments, approvals, opinions and other documents as it may reasonably request.

         (j) ADVERSE CHANGE. From November 30, 1996 to the Effective Time, the Company shall not have suffered any Extraordinary Adverse Event.

         (k) AGREEMENTS. The agreements with AA, the Aircraft Creditors and Ameritech Corporation, consistent with the terms set forth in EXHIBIT 6.02(K) hereof (the "Creditor Agreements"), shall have been duly executed and delivered in form and substance satisfactory to GoodAero in its sole discretion.

         (l) AMENDMENT TO CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company shall have been amended to read as set forth in
EXHIBIT 1.02 hereof.

         (m) AVSA, S.A.R.L. The obligations owed by the Company to AVSA, S.A.R.L. shall have been resolved in form and substance satisfactory to GoodAero in its sole discretion.

         (n) STOCKHOLDERS' AGREEMENT. The Stockholders' Agreement in the form of EXHIBIT 6.02(N) hereof (the "Stockholders' Agreement") shall have been duly executed and delivered.

         (o) CANCELLATION OF COMPANY STOCK OPTIONS. All of the Company Stock Options issued prior to the Effective Time, if any, and all declared, undeclared or accrued, but unpaid, dividends on shares of Company Stock shall have been cancelled without any payment being made by the Company in consideration therefor.

         (p) CANCELLATION OF CERTAIN DEBT SECURITIES. All of the Company's subordinated debt securities issued and outstanding immediately prior to the Effective Time, plus all declared or accrued but unpaid interest thereon, if any, (collectively, "Company Debt Securities") shall have been cancelled without any payment being made by the Company in consideration therefor.

         (q)  PAYMENT OF SPECIAL BONUSES.  Z/C shall have paid the Special
Bonuses.

         (r) STOCK SUBSCRIPTION. Z/C shall have subscribed for 2548 shares of Surviving Corporation Common Stock and paid an amount equal to $7,000,000 in consideration therefor.

         SECTION 6.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND Z/C TO EFFECT THE MERGER. The obligations of the Company and Z/C under this Agreement to effect the Merger are subject to the fulfillment at or prior to the Closing of the following conditions:

         (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of GoodAero set forth in Article III hereof shall be true and correct in all material respects as of the date when made and at and as of the Closing.

         (b) COVENANTS. GoodAero shall have duly performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. None of the events or conditions entitling the Company or Z/C to terminate this Agreement under Article VII shall have occurred and be continuing.

         (c) CERTIFICATE OF GOODAERO. The Company shall have received a certificate of GoodAero, satisfactory in form and substance to the Company, executed on behalf of GoodAero by the President of GoodAero, as to compliance with the matters set forth in paragraphs (a), (b) and (f) of this Section 6.03.

         (d) OPINION OF COUNSEL. The Company and Z/C shall have received the opinion of Fulbright & Jaworski L.L.P., counsel to GoodAero, in form and content satisfactory to the Company and Z/C, substantially in the form of EXHIBIT 6.03(D) hereto. Z/C shall have received the opinion of the General Counsel of the Company in the form and content satisfactory to Z/C substantially in the form of Exhibit 6.02(d)(ii) hereto.

         (e) CAPITALIZATION OF GOODAERO. GoodAero shall have capital in the amount of $15,000,000 cash, net of all liabilities or obligations of GoodAero, including, without limitation, in connection with the formation of GoodAero and the transactions contemplated by this Agreement, and the Company and Z/C shall have received satisfactory evidence thereof.

         (f) NO ADVERSE DECISION. There shall not be any action taken or overtly threatened, or any statute, rule, regulation or order enacted, entered, overtly threatened, or deemed applicable to the transactions contemplated hereby, by any United States federal or state government or governmental authority or court that, whether in connection with the grant of a Requisite Regulatory Approval, any agreement proposed by any United States federal or state government or governmental authority, or otherwise, (i) requires or could reasonably be expected to require (x) any divestiture by the Company of a portion of the business of the Company that the Company or Z/C in its reasonable judgment believes will have a material adverse effect on the Company or (ii) imposes any condition upon the Company that in the Company's or Z/C's reasonable judgment will be materially burdensome to the Company. There shall be no action, suit, investigation or proceeding pending or threatened by or before any Governmental Entity which (i) seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transaction, other than with respect to those matters identified in Section 4.07 for which Z/C shall be responsible.

         (g) PROCEEDINGS; RECEIPT OF DOCUMENTS. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and Z/C and, the Company and Z/C counsel, and the Company and Z/C and the Company and Z/C's counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Company and Z/C or its counsel may reasonably request. The Company and Z/C shall have received such other agreements, instruments, approvals, opinions and other documents as it may reasonably request.

         (h) AVSA, S.A.R.L. The obligations owed by the Company to AVSA, S.A.R.L. shall have been resolved in form and substance reasonably satisfactory to the Company and Z/C in their reasonable discretion.

         (i) CREDITOR AGREEMENTS. The Creditor Agreements shall have been duly executed and delivered in form and substance reasonably satisfactory to the Company and Z/C in their reasonable discretion.

         (j) STOCKHOLDERS' AGREEMENT. The Stockholders' Agreement shall have been duly executed and delivered.

         SECTION 6.04.  ADDITIONAL CONDITION TO THE OBLIGATIONS OF Z/C TO
EFFECT THE MERGER. The obligations of Z/C to effect the Merger are subject to the fulfillment at or prior to the Closing of the following additional condition. At GoodAero's sole cost and expense, not to exceed $7,000,000 in the aggregate: (i) Z/C shall have been released in full (up to $7,000,000 in the aggregate, which amount includes all amounts referred to in the parenthetical in Paragraph 6.04(ii) below) from all liabilities and obligations under the First Bank Guaranty by substitution of a letter of credit or otherwise (provided that any amounts in excess of $7,000,000 required to obtain such release shall have been paid by Z/C pursuant to Section 4.07 hereof), and (ii) all amounts (up to $7,000,000 in the aggregate, which amount includes all amounts referred to in the parenthetical in Paragraph 6.04(i) above) advanced by Z/C under the First Bank Guaranty, plus all accrued but unpaid interest thereon, shall have been returned by First Bank to Z/C.

                                     ARTICLE VII

                         TERMINATION, AMENDMENTS AND WAIVERS

         SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the filing of the Certificate of Merger, whether before or after Stockholder Approval:

         (a) by the mutual consent of the Boards of Directors of GoodAero and the Company and the Executive Committee of Z/C;

         (b) by GoodAero, the Company or Z/C if the Effective Time shall not have occurred on or before the Outside Closing Date, provided that the terminating party is not in Default;

         (c) by the Company or Z/C after the occurrence of a Default by GoodAero;

         (d)  by GoodAero after the occurrence of a Default by the Company;

         (e) by GoodAero, if, after the date of this Agreement, there shall have occurred an Extraordinary Adverse Event.

         SECTION 7.02.  EFFECT OF TERMINATION.

         In the event of termination of this Agreement by either the Company, Z/C or GoodAero as provided in Section 7.01 hereof, this Agreement shall, except as provided in this Section 7.02, forthwith become void and there shall not be any liability or obligation with respect to the terminated provisions of this Agreement on the part of the Company Group, Z/C Group or GoodAero Group, except and to the extent such termination results from the willful breach by a party of any of its representations, warranties or agreements hereunder. The termination of this Agreement shall not relieve Z/C of its obligations under Section 2.21 or GoodAero of its obligations under Section 3.07 and the second sentence of
Section 4.01 or any party of its obligations under Section 10.10.

         SECTION 7.03. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or Executive Committees, at any time before or after Stockholder Approval but, after any such Stockholder Approval, no amendment shall be made which decreases the consideration to be received for shares of GoodAero Stock in the Merger or which in any way materially and adversely affects the rights of the holders of Company Stock without the further approval of such holders. This

Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 7.04. WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors or Executive Committees or pursuant to delegated authority therefrom, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                     ARTICLE VIII

                              SURVIVAL; INDEMNIFICATION

         SECTION 8.01. SURVIVAL. Except as otherwise specifically provided in this Section 8.01, Section 8.02 or Section 8.03, none of the representations, warranties, covenants or agreements made by the Company and/or Z/C, or GoodAero and/or GoodAero Stockholders in this Agreement or in any closing certificate or instrument delivered in connection herewith shall survive the Closing. Notwithstanding the foregoing, the representations and warranties of the parties contained in Sections 2.01 - 2.06, 2.21, 2.31 - 2.34 and 3.01 - 3.07 hereof
(collectively, the "Surviving Representations and Warranties") shall survive the Effective Time and shall expire on the date two (2) years after the Effective Time (the "Expiration Date"). No action or proceeding may be brought with respect to any of the representations and warranties unless written notice thereof, setting forth in reasonable detail the nature of the claimed misrepresentation or breach of warranty, shall have been delivered to the party alleged to be in breach prior to the Expiration Date. The covenants and agreements of the parties hereto contained in this Agreement (other than in Sections 4.01, 4.05, 4.10 and 5.10 which shall not survive the Closing) (collectively, the "Surviving Covenants") shall survive the Effective Time without limitation.

         SECTION 8.02. INDEMNIFICATION. Subject to the other provisions of this Article VIII, from and after the Effective Time (a) Z/C shall indemnify and hold harmless the Company Group and the GoodAero Group from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims and damages (collectively, "Losses and Damages") actually incurred by the

Company Group and/or the Z/C Group, as the case may be, to the extent they are the direct result of any breach of the Surviving Representations and Warranties by the Company or Z/C or nonfulfillment of or failure to perform any of the Surviving Covenants (other than those contained in Section 4.06) made by or on behalf of the Company or Z/C under this Agreement, and (b) GoodAero Stockholders shall jointly and severally indemnify and hold harmless the Z/C Group and the Company Group from and against any Losses and Damages actually incurred by the Z/C Group and/or the Company Group, as the case may be, to the extent they are the direct result of any breach of the Surviving Representations and Warranties by GoodAero or the GoodAero Stockholders or nonfulfillment of or failure to perform any of the Surviving Covenants by or on behalf of GoodAero or the GoodAero Stockholders under this Agreement or the nonfulfillment of or failure to perform the covenants and agreements of the Surviving Corporation contained in Section 4.06(iii).

         SECTION 8.03.  ENVIRONMENTAL INDEMNIFICATION.

         (a) For purposes of this Section 8.03 only, the term "Environmental Liabilities" shall mean (i) Environmental Liabilities as defined in Article IX hereof, and (ii) all Losses and Damages to the extent they are the direct result of a breach of the representations and warranties in Section 2.13(b).

         (b) From and after the Effective Time, Z/C shall indemnify and hold harmless the GoodAero Stockholders from and against all Environmental Liabilities actually incurred directly by the GoodAero Stockholders that arise from Environmental Conditions which were caused directly by or arise from acts or omissions of the Company which occurred before the Effective Time; provided that in no event shall Z/C be responsible for Environmental Liabilities incurred by GoodAero Stockholders that arise from Environmental Conditions which were caused by or arise from acts or omissions of the Company or any other Person (other than Z/C) after the Effective Time. In the event that Environmental Liabilities arise from Environmental Conditions which were caused by or arise from acts or omissions which occurred both before and after the Effective Time, such liabilities shall be allocated between the periods before and after the Effective Time based upon the relative contribution of the acts or omissions occurring in each period to such Environmental Liabilities and then only that share of the Environmental Liabilities allocated to the periods before the Effective Time will be deemed to be allocated to Z/C.

The indemnification set forth in this subsection (b) shall survive the Effective Time without limitation.

         (c)(i) Subject to Section 8.03(c)(ii), from and after the Effective Time, Z/C shall indemnify and hold harmless the Company from and against all Environmental

Liabilities actually incurred by the Company that arise from Environmental Conditions which were caused directly by or arise from acts or omissions of the Company which occurred before the Effective Time; provided that in no event shall Z/C be responsible for Environmental Liabilities incurred by the Company that arise from Environmental Conditions which were caused by or arise from acts or omissions of the Company or any other Person (other than Z/C) after the Effective Time. In the event that Environmental Liabilities arise from Environmental Conditions which were caused by or arise from acts or omissions which occurred both before and after the Effective Time, such liabilities shall be allocated between the periods before and after the Effective Time based upon the relative contribution of the acts or omissions occurring in each period to such Environmental Liabilities and then only that share of the Environmental Liabilities allocated to the periods before the Effective Time will be deemed to be allocated to Z/C.

         (ii)  Notwithstanding anything to the contrary in Section 8.03(c)(i):
(A) the Company shall not be entitled to recover any amount under Section 8.03(c)(i) until the total amount which the Company would be entitled to recover under Section 8.03(c)(i), but for this Section 8.03(c)(ii)(A) (the "Gross Indemnity Amount"), exceeds Two Million ($2,000,000), and then the Company shall only be entitled to recover the excess of the Gross Indemnity Amount over Two Million ($2,000,000); and (B) the Company shall not be entitled to recover any amount under Section 8.03(c)(i) in the event that Z/C and its Permitted Transferees, if any, (as defined in the Stockholders Agreement) transfer to the treasury of the Company all of the Surviving Corporation Common Stock then held by Z/C and its Permitted Transferees, if any, in which case (x) Z/C and its Permitted Transferees shall no longer be stockholders of the Surviving Corporation and (y) Z/C shall have no further liability or obligation of any kind to the Company under Section 8.03(c)(i).

The indemnification set forth in this subsection (c) shall survive until the Expiration Date.

         SECTION 8.04. PROCEDURES. The Z/C Group, the Company Group, the GoodAero Stockholders or the GoodAero Group, as the case may be, are referred to herein as the "Indemnified Parties." If an Indemnified Party intends to seek indemnity under this Article VIII, such Indemnified Party shall promptly notify Z/C or GoodAero Stockholders, as the case may be (the "Indemnifying Party"), in writing of such claims setting forth the basis for and the amount of such claims in reasonable detail, provided that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless it is actually prejudiced thereby, subject, however, to the time period in Section 8.01 hereof. In the event such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party shall have thirty (30) days (the "30 Day Period") after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and if it so decides, the Indemnified Party shall cooperate with it in connection therewith, provided that the Indemnified Party may participate (subject to the Indemnifying Party's control) in such settlement or defense through counsel chosen by it, and provided further that the fees and expenses of such Indemnified Party's counsel shall be borne by the Indemnified Party; PROVIDED, HOWEVER, that any Indemnified Party is hereby authorized prior to any notice from the Indemnifying Party of its undertaking of the defense, to file any motion, answer or other pleading which the Indemnified Party shall reasonably deem necessary to protect its interests and which shall otherwise have become due, provided further, however, that, within the 30 Day Period, no such motion, answer or other pleading shall agree to pay, settle or otherwise concede or compromise the matter which is the subject of the claim for indemnification. The Indemnifying Party may, without the consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment in any action involving only the payment of money which includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written release of the Indemnified Party from all liability in respect of such action which written release shall be reasonably satisfactory in form and substance to counsel for the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party settle or compromise any action involving relief other than the payment of money in any manner that, in the reasonable judgment of the Indemnified Party, would materially and adversely affect the Indemnified Party; provided, however, that if the Indemnified Party shall fail or refuse to consent to a settlement, compromise or judgment proposed by the Indemnifying Party and approved by the third Person in any such action and a judgment thereafter shall be entered or a settlement or compromise thereafter shall be effected on terms less favorable in the aggregate to the Indemnified Party than the settlement, compromise or judgment proposed by the Indemnifying Party, the Indemnifying Party shall have no liability hereunder with respect to any Losses and Damages in excess of those that were provided for in the settlement, compromise or judgment proposed by the Indemnifying Party or any costs or expenses related to such claim arising after the date such settlement, compromise or judgment was so proposed. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay, settle or otherwise concede or compromise any such claim, unless such settlement includes as an unconditional term thereof the delivery by the claimant or plaintiff and by the Indemnified Party to the Indemnifying Party of duly executed written releases of the Indemnifying Party from all liability in respect of such claim which written releases shall be reasonably satisfactory in form and substance to counsel for the Indemnifying Party at no cost to the Indemnifying Party. The Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VIII.

         SECTION 8.05. TAX, INSURANCE AND OTHER BENEFITS. The amount of any claim by an Indemnified Party shall be reduced by any Tax, insurance or other benefits which such party or its Group receives in respect of or as a result of such claim or the facts or circumstances relating thereto. If any Losses and Damages for which indemnification is provided hereunder are subsequently reduced by any Tax benefit, insurance payment or other recovery from a third party, the amount of such reduction shall be remitted to the Indemnifying Party.

         SECTION 8.06.  INDEMNIFICATION EXCLUSIVE REMEDY.  Subject to Section
10.03 hereof, from and after the Effective Time, indemnification pursuant to (and to the extent afforded by) the provisions of this Article VIII shall be the exclusive remedy of the parties for any branch of any representations, warranties, covenants or agreements made by any party in this Agreement or in any closing certificate or instrument delivered in connection herewith. Subject to Section 10.03 hereof, from and after the Effective Time, the only legal action which may be asserted by any party with respect to any matter which is the subject of this Article VIII shall be a contract action to enforce, or to recover damages for the breach of, this Article VIII.

                                      ARTICLE IX

                                     DEFINITIONS

    As used in this Agreement, the following terms shall have the meanings set forth below:

    "AA" shall mean AMR Corporation and its Affiliates.

    "Affiliate" or "affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

    "Agreement" shall mean this Agreement and Plan of Merger.

    "Aircraft Creditors" shall mean Fokker Aircraft B.V., Wings Aircraft Finance, Inc., Stockholm Aircraft Finance V B.V., DASA Netherlands XVI B.V., and Debis AirFinance B.V.

    "Audited Financial Statements" shall have the meaning given such term in
Section 2.07(a) hereof.

    "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday under the Federal laws of the United States.

    "Certificate of Merger" shall have the meaning given such term in Section 1.02(b) hereof.

    "Changes After Signing" shall mean the failure of representations and warranties to be true and correct in all respects at and as of the Closing (other than by reason of the failure of such representations and warranties to be true and correct in all respects as of the date hereof).

    "Class A Common Stock" shall mean the Class A Common Stock, par value $.01 per share, of the Company.

    "Class B Common Stock" shall mean the Class B Common Stock, par value $.01 per share, of the Company.

    "Class C Common Stock" shall mean the Class C Common Stock, par value $.01 per share, of the Company.

    "Closing" shall have the meaning given such term in Section 1.02 hereof.

    "Closing Date" shall be the date on which Closing occurs.

    "Code" shall have the meaning given such term in Section 1.12 hereof.

    "Company" shall have the meaning given such term in the opening recitals hereof.

    "Company Debt Securities" shall have the meaning given such term in Section 6.02(p) hereof.

    "Company's knowledge", "best of the Company's knowledge," or words of similar import shall mean the actual knowledge of any of John Selvaggio, Steven Westberg, Jon Waller, any officer of the Company or any individual holding a director level position or above at the Company.

    "Company Put Obligations" shall have the meaning given to such term in
Section 2.03 hereof.

    "Company Stock" shall mean all shares of the Company's capital stock authorized, issued or outstanding prior to the Effective Time, of whatever class or series, including, without limitation, all of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Junior Preferred Stock, Prior Preferred Stock and Preference Stock of the Company.

    "Company Stockholders" shall have the meaning given such term in Section
2.03 hereof.

    "Company Stock Options" shall have the meaning given to such term in
Section 2.03 hereof.

    "Competing Transaction" shall have the meaning given such term in Section
5.10 hereof.

    "Competitor" shall have the meaning given such term in Section 5.10 hereof.

    "Constituent Corporations" shall have the meaning given such term in
Section 1.01 hereof.

    "Contracts" shall have the meaning given such term in Section 2.16(a) hereof.

    "Creditor Agreements" shall have the meaning given such term in Section 6.02(k) hereof.

    "Default" shall mean, as to any party to this Agreement, a default by such party in the performance of any of its material obligations hereunder and the continuation of such default for a period of 5 days after notice if the Company or Z/C (in the case of a default by GoodAero) or GoodAero (in the case of a default by the Company or Z/C) shall thereafter notify such defaulting party that a Default has occurred.

    "Dissenting Stockholders" shall have the meaning given such term in
Section 1.09 hereof.

    "Effective Time" shall have the meaning given such term in Section 1.02(b) hereof.

    "Employee Plan" shall have the meaning given such term in Section 2.17(a) hereof.

    "Environmental Conditions" means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release (as that term is defined below), or emission of any "Hazardous Substance."

    "Environmental Law" or "Environmental Laws" shall mean all federal, state, local, or municipal laws, statutes, rules, regulations, directives, guidances, policies, ordinances, decrees, orders, and decisions of any Governmental Entity, including judicial decisions at common law, relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any Environmental Permit, and (2) judicial, administrative, or other regulatory decrees, judgments, orders, and decisions of any Governmental Entity. The term "Environmental Laws" shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ., the Clean Water Act, 33 U.S.C. Section 1251 ET SEQ., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. Section 6901 ET SEQ., the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section
 11011 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ., the Water Pollution Control Act, 33 U.S.C. Section 1251, ET SEQ., the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ., the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 ET SEQ., and the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 ET SEQ. The term "Environmental Law" shall also mean all foreign, federal, state, local, and municipal laws, statutes, rules, regulations, directives, guidances, policies, ordinances, decrees, orders, and decisions of any Governmental Entity dealing with the subject matter of the above-listed federal statutes, the subject matter of subparagraphs (i) through
(iii) above, or promulgated by any governmental or quasi-governmental agency with authority over such matters in those municipalities, localities, states, and countries in which the Company owns (or owned) assets or conducts (or conducted) business.

    "Environmental Liabilities" shall mean any and all costs (including Environmental Remediation Costs), damages, settlements, expenses, penalties, fines, taxes, prejudgment and post-judgment interest, court costs and attorneys' fees incurred or imposed (i) pursuant to any order, notice of responsibility, directive, injunction, judgment or similar act (including settlements) by any Governmental Entity to the extent arising out of or under Environmental Laws or
(ii) pursuant to any claim or cause of action by a Governmental Entity or other third Person for personal injury, property damage, damage to natural resources, Environmental Remediation Costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.

    "Environmental Permit" shall mean any license, permit, registration, consent, identification number, authorization, or other approval required for the operation of the Company by any Environmental Law.

    "Environmental Remediation Costs" shall mean all costs and expenses relating to activities or actions to (i) clean up or remove Hazardous Substances from the environment, (ii) prevent or minimize the movement, leaching, or migration of Hazardous Substances into the environment, (iii) mitigate the Release or threatened Release of Hazardous Substances into the environment, or the injury or damage from such Release, or (iv) comply with the requirements of any Environmental Laws or permits. Environmental Remediation Costs include, without limitation, costs and expenses payable in connection with the foregoing for reasonable legal, engineering, or other related services; for investigation, testing, sampling, and monitoring; for boring, excavation, and construction; for removal, modification or replacement of equipment or facilities; for labor and material; and for proper storage, treatment or disposal of Hazardous Substances.

    "Environmental Reports" shall mean any written audits, assessments, evaluations, inspections, investigations, laboratory testing, checklists, and surveys performed by or for any Person relating to Environmental Conditions or compliance with Environmental Laws at any facility or parcel of real property owned or leased at any time by the Company.

    "EPA" shall mean the United States Environmental Protection Agency.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Company would be deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

    "Exchange Act" shall have the meaning given such term in Section 8.05.

    "Extraordinary Adverse Event" shall mean:

    (i) the Company shall fail to have in force any certificates or authorizations required by the Federal Aviation Administration or the United States Department of Transportation to operate a commercial airline in the United States, or any proceeding shall be pending or overtly threatened with respect thereto, or the Company shall have agreed to a complete or partial suspension of service covered by said certificates and authorizations;

    (ii) the filing of any petition or the commencement of any case or proceeding by the Company under any provision or chapter of the Federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization;

    (iii) the filing of any petition or the commencement of any case or proceeding described in subparagraph (ii) above against the Company or any of its assets; or the filing of an answer by the Company admitting the allegations of any such petition, case or proceeding; or the appointment of or the taking of possession by a custodian, trustee, agent or receiver for a material portion of the assets of the Company in any such case or proceeding; or an adjudication that the Company is bankrupt; or

    (iv) any accident that results in a passenger fatality or any material damage to an aircraft.

    "Financial Statements" shall have the meaning given such term in Section 2.07(a) hereof.

    "First Bank" shall mean First Bank National Association, a national banking association

    "First Bank Guaranty" shall mean that certain Guaranty and Pledge
Agreement, dated as of August 22, 1996, as amended through the Closing, made and given by Z/C in favor of First Bank, in consideration of certain accommodations extended by

First Bank to the Company relating to that certain Processing Agreement, dated as of April 1, 1994 as thereafter amended, by and between the Company and First Bank.

    "Fully Diluted Surviving Corporation Stock" shall mean (i) all Surviving Corporation Common Stock issuable upon conversion of the Senior Convertible Preferred Stock issued to GoodAero in the Merger; plus (ii) all Surviving Corporation Common Stock issued to Z/C as contemplated by Section 4.06 hereof; plus (iii) all Surviving Corporation Common Stock issued, or reserved for issuance, to management employees of the Surviving Corporation as of the Closing as contemplated by Section 4.06, plus (iv) all Surviving Corporation Common Stock issued, or reserved for issuance, to AA and the Aircraft Creditors as of the Closing as contemplated by Section 4.06 hereof, plus (v) all Surviving Corporation Common Stock reserved for issuance to Robert R. Ferguson, III as of the Closing as contemplated by Section 4.06 hereof.

    "GAAP" shall have the meaning given such term in Section 2.07(b) above.

    "GCL" shall mean the General Corporation Law of the State of Delaware.

    "GoodAero" shall have the meaning given such term in the opening recitals hereof.

    "GoodAero Costs and Expenses" shall have the meaning given such term in
Section 10.11 hereof.

    "GoodAero Stock" shall mean all shares of GoodAero's capital stock, authorized, issued or outstanding prior to the Effective Time, of whatever class or series.

    "GoodAero Stockholders" shall have the meaning given such term in the opening recitals hereof.

    "Governmental Entity" shall mean any foreign or domestic court, administrative agency or commission or other governmental authority or instrumentality.

    "Gross Indemnity Amount" shall have the meaning given such term in Section 8.03(c)(ii).

    "Group" shall mean a Person and such Person's Affiliates and their respective directors, members of their executive committees, officers, employees, representatives, stockholders, controlling persons and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

    "Hazardous Substance" shall mean any chemical, waste, pollutant, or contaminant that is regulated under any Environmental Law and includes but is not limited to: (A) petroleum and petroleum substances, (B) asbestos, (C) polychlorinated byphenyls, (D) any substance designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ. (33 U.S.C. Section 1321) or listed pursuant to
Section 307 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317),
(E) any substance defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ. (42 U.S.C. Section 9601), and the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 ET SEQ., (F) any substance defined as a "solid waste" or a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ. (42 U.S.C. Section 6903), and (G) any substance regulated by any state, local, municipal, or foreign governmental entity with authority dealing with the subject matter of the above-listed federal Environmental Laws.

    "Indemnified Parties" shall have the meaning given such term in Section
8.02 hereof.

    "Indemnifying Party" shall have the meaning given such term in Section 8.03 hereof.

    "Intellectual Property" shall have the meaning given such term in Section
2.26 hereof.

    "Interim Financial Statements" shall have the meaning given such term in
Section 2.07(a) hereof.

    "IRS" shall mean the Internal Revenue Service.

    "Junior Preferred Stock" shall mean Junior Preferred Stock, $.01 par value, of the Company.

    "Last Regulatory Approval" shall mean the final Requisite Regulatory Approval required or advisable and sought by applicable federal laws of the United States and laws of any state or foreign country having jurisdiction over the Merger, if any, for the Merger to be consummated from any agency or instrumentality of the United States or of such state or foreign country, including the expiration of any applicable waiting period.

    "Leased Premises" shall have the meaning set forth in Section 2.14 hereof.

    "Losses and Damages" shall have the meaning given such term in Section 8.02 hereof.

    "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, results of operations, assets, liabilities and properties of the Company measurable solely in monetary terms and aggregating, in the reasonable judgment of GoodAero, in excess of $1,000,000 as to Signing Discrepancies and in excess of $2,000,000 as to Signing Discrepancies and Changes after Signing.

    "Merger" shall have the meaning given such term in Section 1.01 hereof.

    "November 30 Balance Sheet" shall have the meaning given such term in
Section 2.07(a) hereof.

    "Outside Closing Date" shall mean January 31, 1997, or, if by January 31, 1997, the Last Regulatory Approval has not been received, but all applications therefor have been completed and are pending, and the parties have no reasonable cause to believe the same will be denied, such later date as the parties shall mutually agree upon, it being understood that the parties shall act reasonably and in good faith to extend the Outside Closing Date beyond January 31, 1997, as warranted to accommodate the governmental consent and approval process.

    "PBGC" shall have the meaning given such term in Section 2.17(b) hereof.

    "Permits" shall mean all franchises, licenses, authorizations, approvals, permits (excluding Environmental Permits), consents or other rights granted by Federal, state or local governmental authorities and all certificates of convenience or necessity, immunities, privileges, licenses, consents, grants, ordinances and other rights, of every character whatsoever required for the conduct of business and the use of properties as presently conducted or used.

    "Person" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

    "Preference Stock" shall mean Preference Stock, $.01 par value, of the Company.

    "Prior Preferred Stock" shall mean Prior Preferred Stock, $.01 par value, of the Company.

    "Product Liability" shall have the meaning given such term in Section 2.24 hereof.

    "Regulatory Authority" shall mean any United States Federal or state government or governmental authority the approval of which, or filing with, is legally required or permitted for consummation of the Merger and the other transactions contemplated hereby.

    "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Substances.

    "Requisite Regulatory Approvals" shall have the meaning given such term in
Section 6.01(c) hereof.

    "Senior Convertible Preferred Stock" shall have the meaning given such term in Section 1.07 hereof.

    "Signing Discrepancies" shall mean the failure of representations and warranties to be true and correct in all respects as of that date of this Agreement.

    "Special Bonuses" shall mean bonuses or other payments payable to Company personnel upon consummation of the transactions contemplated by this Agreement without regard to whether the recipient's employment has been terminated.

    "Stockholder Approval" shall mean the written consent by the holders of the number of outstanding shares of capital stock of the Company or GoodAero, as the case may be, required under the GCL and the applicable certificate of incorporation to approve this Agreement, the Merger and the transactions contemplated hereby.

    "Stockholders' Agreement" shall have the meaning given such term in Section 6.02(n) hereof.

    "Surviving Corporation" shall have the meaning given such term in Section
1.01 hereof.

    "Surviving Corporation Common Stock" shall mean the common stock, no par value, of the Surviving Corporation.

    "Surviving Covenants" shall have the meaning given such term in Section
8.01 hereof.

    "Surviving Representations and Warranties" shall have the meaning given such term in Section 8.01 hereof.

    "Tax" shall have the meaning given such term in Section 2.11 hereof.

    "Taxes" shall have the meaning given such term in Section 2.11 hereof.

    "Tax Return(s)" shall have the meaning given such term in Section 2.11 hereof.

    "Third Party Approvals" shall have the meaning given such term in Section
10.01 hereof.

    "30 Day Period" shall have the meaning given such term in Section 8.04.

    "Trademarks" shall have the meaning given such term in Section 2.26 hereof.

    "Z/C" shall have the meaning given such term in the opening recitals hereof.


                                      ARTICLE X

                                  GENERAL PROVISIONS

    SECTION 10.01. TAKING OF NECESSARY ACTION. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Company, GoodAero and Z/C shall use their commercially reasonable efforts to obtain and make all consents, approvals, assurances and filings of or with third parties (the "Third Party Approvals") and Governmental Entities necessary or, in the reasonable opinion of GoodAero, the Company or Z/C, advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations in this action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the

Surviving Corporation with full title to and benefits of all properties, assets, rights, approvals, immunities and franchises of GoodAero, the proper officers or directors of the Surviving Corporation, shall take all such necessary action.

    SECTION 10.02. EFFECT OF DUE DILIGENCE. No investigation by or on behalf of GoodAero into the business, operations, prospects, assets or condition (financial or otherwise) of the Company shall diminish in any way the effect of any representations or warranties made by the Company and Z/C in this Agreement or shall relieve the Company and Z/C of any of their respective obligations under this Agreement.

    SECTION 10.03. SPECIFIC PERFORMANCE. GoodAero, the Company, Z/C and the GoodAero Stockholders understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of GoodAero, the GoodAero Stockholders, the Company and Z/C to consummate the Merger, that the Merger is a unique business opportunity for the Company, Z/C, GoodAero and the GoodAero Stockholders, and that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, the Company, Z/C, GoodAero and the GoodAero Stockholders agree that GoodAero and the GoodAero Stockholders shall be entitled to obtain specific performance and obligations by the Company and Z/C of every such covenant and undertaking contained herein to be performed by the Company and Z/C and that the Company and Z/C shall be entitled to obtain specific performance from GoodAero and the GoodAero Stockholders of each and every covenant and undertaking herein contained to be observed or performed by GoodAero and/or the GoodAero Stockholders.

    SECTION 10.04. ANNOUNCEMENTS. Until the Effective Time and except for any public disclosure which the Company and GoodAero in good faith believe is required by law, no party to this Agreement shall issue any press release or make any public statement (including without limitation statements to employees, customers and suppliers) regarding the transactions contemplated hereby, without the prior written approval of the other party which will not be unreasonably withheld; provided, that nothing herein shall prohibit the Company, Z/C or their representatives from communicating with the stockholders and creditors of the Company with respect to this Agreement and the terms hereof, provided that such Persons shall be informed of the confidential nature of this Agreement in connection with any such communication.

    SECTION 10.05. SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, GoodAero may assign its rights and obligations in this Agreement to a direct or indirect wholly owned subsidiary of GoodAero. No other Person will have any rights or obligations hereunder except as provided in Article VIII with respect to Indemnified Parties. Notwithstanding the foregoing GoodAero Stockholders may assign or otherwise transfer their rights under Section 8.03 hereof to their Permitted Transferees as defined in the Stockholders' Agreement.

    SECTION 10.06. ENTIRE AGREEMENT. This Agreement, together with the Schedule and Exhibits hereto, contains the entire agreement among the parties hereto with respect to the Merger, this Agreement and the transactions contemplated thereby.

    SECTION 10.07. NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                    If to GoodAero or the GoodAero Stockholders, to:

                    GoodAero, Inc.
                    SAS Campus Drive
                    Cary, North Carolina  27513
                    Attention:  James H. Goodnight, Ph.D

                    with copies to:

                    GoodAero, Inc.
                    SAS Campus Drive
                    Cary, North Carolina  27513
                    Attention: W. Greyson Quarles

                    Howard Wolf, Esq.
                    Fulbright & Jaworski L.L.P.
                    1301 McKinney Street
                    Houston, Texas  77010

                    Marilyn Mooney, Esq.
                    Fulbright & Jaworski L.L.P.
                    801 Pennsylvania Avenue, N.W.
                    Washington, D.C.  20004

                    If to the Company, to:

                    Midway Airlines Corporation
                    300 West Morgan Street, 12th Floor
                    Durham, North Carolina  27701
                    Attention:  Chief Executive Officer

                    with copy to:

                    Midway Airlines Corporation
                    300 West Morgan Street, 12th Floor
                    Durham, North Carolina  27701
                    Attention:  General Counsel

                    If to Z/C, to:

                    Zell/Chilmark Fund, L.P.
                    Two North Riverside Plaza, Suite 1900
                    Chicago, Illinois  60606
                    Attention:  Rod Dammeyer

                    with copies to:

                    Rosenberg & Liebentritt, P.C.
                    Two North Riverside Plaza, Suite 1515
                    Chicago, Illinois  60606
                    Attention:  Alisa M. Singer


    SECTION 10.08. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to or application of any conflicts of laws principles.

    SECTION 10.09. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    SECTION 10.10. EXPENSES. Subject to Section 4.08, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same (including, but not limited to, fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives or consultants); provided, however, that Z/C and not the Company (or the Surviving Corporation) shall be responsible for any such fees and expenses incurred by either of them, other than fees and expenses related to (a) obtaining the Requisite Regulatory Approvals, (b) restructuring the Company's obligations to AA, the Aircraft Creditors and any other creditors, and (c) services performed by the Company's accountants (it being understood that the Company and not Z/C shall be responsible for the payment of the fees and expenses referred to in the immediately preceding subparagraphs (a) through (c) of this Section 10.10).

    SECTION 10.11. FEES. If, prior to the Closing, and provided that GoodAero has not breached this Agreement, (i) Z/C or the Company breaches Section 5.10, or (ii) Z/C or the Company enters into a letter of intent or definitive agreement concerning a Competing Transaction, then, (A) within fifteen (15) days after the closing of such Competing Transaction, Z/C shall pay to GoodAero in cash an amount equal to $1,000,000 (the "Topping Fee"), and (B) within fifteen
(15) days after the occurrence of any event described in the foregoing clauses
(i) and (ii), Z/C shall pay to GoodAero in cash an amount equal to out-of-pocket expenses reasonably incurred by GoodAero in connection with this Agreement and the transactions contemplated hereby which are supported by reasonable documentation provided to Z/C, (collectively, the "GoodAero Costs and Expenses"), in each case without interest, which payments will serve as GoodAero's sole and exclusive remedy in respect of the events described in subparagraphs (i) and (ii) of this Section 10.11, and GoodAero will not be entitled to any other rights and remedies provided by law or in equity.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.



MIDWAY AIRLINES CORPORATION            GOODAERO, INC.


By: /s/ John N. Selvaggio              By: /s/ James H. Goodnight
    ---------------------------------      ---------------------------------
    Name:  John N. Selvaggio               Name:  James H. Goodnight
    Title: President and CEO               Title: President



ZELL/CHILMARK FUND L.P.                GOODAERO STOCKHOLDERS


                                       As to Article III, Section 4.02,
                                       Section 4.08,
                                       Article VIII and Article X only



By: /s/ Rod Dammeyer                   By: /s/ James H. Goodnight
    ---------------------------------      ---------------------------------
    Name:  Rod Dammeyer                    James H. Goodnight, Ph.D
    Title: Managing Director



                                       By: /s/ John P. Sall
                                           ---------------------------------
                                           John P. Sall

                   FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


    FIRST AMENDMENT dated as of January 31, 1997 to Agreement and Plan of Merger, dated as of January 17, 1997, by and among Midway Airlines Corporation, a Delaware corporation, GoodAero, Inc., a Delaware corporation, and, for purposes of Article III, Section 4.02, Section 4.08, Article VIII and Article X only, James H. Goodnight, Ph.D and John P. Sall (collectively, the "GoodAero Stockholders"), and Zell/Chilmark Fund L.P., a Delaware limited partnership. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

    The parties hereto agree to amend the definition of "Outside Closing Date" to read as follows:

         "Outside Closing Date" shall mean February 7, 1997, or, if by February 7, 1997, the Last Regulatory Approval has not been received, but all applications therefor have been completed and are pending, and the parties have no reasonable cause to believe the same will be denied, such later date as the parties shall mutually agree upon, it being understood that the parties shall act reasonably and in good faith to extend the Outside Closing Date beyond February 7, 1997, as warranted to accommodate the governmental consent and approval process.

    IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MIDWAY AIRLINES CORPORATION            GOODAERO, INC.


By: /s/ Jonathan S. Waller             By: /s/ James H. Goodnight
    ---------------------------------      ---------------------------------
    Name:  Jonathan S. Waller              Name:  James H. Goodnight
    Title: Senior Vice President           Title: President



 ZELL/CHILMARK FUND L.P.               GOODAERO STOCKHOLDERS


By: /s/ Don Liebentritt                By: /s/ James H. Goodnight
    ---------------------------------      ---------------------------------
    Don Liebentritt, Vice President        James H. Goodnight, Ph.D
    of ZC, Inc., as a partner of
    ZC Partnership, as general
    partner of ZC Limited Partnership,
    as general partner of
    Zell/Chilmark Fund L.P.            By: /s/ John P. Sall
                                           ---------------------------------
                                           John P. Sall

                   SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER


    SECOND AMENDMENT, dated as of February 7, 1997, to Agreement and Plan of Merger, dated as of January 17, 1997, as amended by First Amendment to Agreement and Plan of Merger, dated as of January 31, 1997, by and among Midway Airlines Corporation, a Delaware corporation, GoodAero, Inc., a Delaware corporation, and, for purposes of Article III, Section 4.02, Section 4.08, Article VIII and
Article X only, James H. Goodnight, Ph.D and John P. Sall (collectively, the "GoodAero Stockholders"), and Zell/Chilmark Fund L.P., a Delaware limited partnership. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

    The parties hereto agree to the following:

    1. Exhibit 1.02, the Certificate of Merger, including the Restated Certificate of Incorporation attached thereto, shall be amended in its entirety as set forth in Exhibit A.

    2.   Section 1.04(b) shall be amended to read as follows:

         (b) The By-laws of GoodAero as in effect immediately prior to the Effective Time in substantially the form as attached hereto as
    Exhibit 1.04(b) shall be the By-laws of the Surviving Corporation, until duly amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

    3.   Section 1.07 shall be amended to read as follows:

         SECTION 1.07.  CONVERSION/CANCELLATION OF STOCK. Except as provided in
    Section 1.08 hereof, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of GoodAero Stock, each share of GoodAero Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become shares of senior convertible preferred stock of the Surviving Corporation (the "Senior Convertible Preferred Stock"), at the conversion ratio of 105 shares of Senior Convertible Preferred Stock for each share of GoodAero Stock, such that the total number of shares of GoodAero Stock outstanding immediately prior to the Effective Time shall be converted into 5460 shares of Senior Convertible Preferred Stock in the aggregate. Except as provided in Sections 1.08 and 1.09 hereof, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Company Stock, each share of Company Stock issued and outstanding immediately prior to the

    Effective Time shall be converted at the Effective Time into the right to receive in cash (the "Cash Consideration") $.01 per outstanding share of Company Stock. Except as provided in this Section 1.07 and in Section 1.09 hereof, as of and after the Effective Time, no holder of any certificate that immediately before the Effective Time represented GoodAero Stock or Company Stock shall have any rights as a holder of GoodAero Stock or Company Stock, respectively. All options, warrants or other rights, if any, to acquire any GoodAero Stock or Company Stock existing immediately before the Effective Time shall be canceled, without any consideration being payable or paid by the Company therefor.

    4.   Section 1.10 shall be amended to read as follows:

         SECTION 1.10.  EXCHANGE OF CERTIFICATES.

         (a) At the Effective Time, the Surviving Corporation shall deliver to the holders of the GoodAero Stock certificates representing in the aggregate 5460 shares of Senior Convertible Preferred Stock, in exchange for the certificates representing all the issued and outstanding shares of GoodAero Stock.

         (b) At the Effective Time, Z/C shall deliver to the Company an amount of funds sufficient in the aggregate to provide all funds necessary for the Company to disburse the payments to which the holders of Company Stock shall be entitled, subject to reduction or reimbursement to the extent any holder of Company Stock entitled to receive the Cash Consideration in the Merger provides a written waiver and release in form and substance satisfactory to GoodAero and the Company. As soon as practicable after the Effective Time, the Company shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Stock, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificate will pass, only upon delivery of the certificates to the Company) and instructions for use in effecting the surrender of the certificate in exchange for the consideration specified in Section 1.07. Except as set forth in Section 1.13 hereof, payments to holders of Company Stock shall be made only upon surrender to the Company of their certificates for shares of Company Stock of the Company and a properly completed letter of transmittal. Until so surrendered, certificates for shares of Common Stock shall represent, after the Effective Time, solely the right to receive the consideration specified in Section 1.07, except as otherwise provided in Section 1.09 hereof. Stock certificates surrendered to the Company shall be cancelled. No interest will be paid or will accrue on the cash payable upon the surrender of any such certificate. If the payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to the person other than the registered holder of the certificate surrendered, or establish to the satisfaction of the Company that such tax has been paid or is not applicable.

    5.   Section 1.11 shall be amended to read as follows:

         SECTION 1.11. CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of GoodAero and of the Company as to GoodAero Stock and Company Stock shall be closed and no transfer of shares of GoodAero Stock or Company Stock shall thereafter be made. If, after the Effective Time, certificates formerly representing shares of GoodAero Stock or Company Stock are presented to the Surviving Corporation, they shall be exchanged for such consideration and cancelled as provided in Section 1.07 hereof.

    6.   Section 1.13 shall be amended to read as follows:

         SECTION 1.13. LOST CERTIFICATES. In the event any certificate for shares of GoodAero Stock or Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificate
    (i) in the case of GoodAero Stock, shares of Senior Convertible Preferred Stock (and any dividends or distributions with respect thereto and any cash in lieu of fractional shares) deliverable in respect thereof as determined herein and (ii) in the case of Company Stock, the Cash Consideration payable in respect thereof as determined herein. When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, the person to whom the (x) Senior Convertible Preferred Stock or (y) the Cash Consideration, as the case may be, is to be issued shall, if requested by the Company, give the Company a bond satisfactory to the Company in such sum as the Company may reasonably direct or otherwise indemnify the Company in a manner satisfactory to the Company against any claim that may be made against the Company or GoodAero with respect to the certificate alleged to have been lost, stolen or destroyed.

    7.   Section 4.06(ii) shall be amended to read as follows:

         (ii) In connection with the restructuring of the obligations owed by the Company to AA, debis AirFinance B.V., and Wings Aircraft Finance, Inc., at the Closing the Surviving Corporation shall issue (A) warrants for the purchase of 572 shares of Surviving Corporation Common Stock which represents 5% of the Fully Diluted Surviving Corporation Stock to AA pursuant to the agreements concerning AA referred to in Section 6.02(k),
    (B) 381 shares of Surviving Corporation Common Stock which represents 3% of the Fully Diluted Surviving Corporation Stock to debis AirFinance B.V., pursuant to any agreements concerning such creditor referred to in Section 6.02(k), and (C) 191 shares of Surviving Corporation Common Stock which represents 2% of the Fully Diluted Surviving Corporation Stock to Wings Aircraft Finance, Inc., pursuant to any agreements concerning such creditor referred to in Section 6.02(k);

    8.   Section 6.02(n) shall be amended to read as follows:

         (n) STOCKHOLDERS' AGREEMENT. The Stockholders' Agreement in substantially the form of EXHIBIT 6.02(N) hereof (the "Stockholders' Agreement") shall have been duly executed and delivered.

    9.   Section 6.02(s) shall be added to read as follows:

         (s) Z/C shall have complied with the provisions of Section 1.10(b) hereof.

    10. The definition of "Surviving Corporation Common Stock" shall be amended to read as follows:

         "Surviving Corporation Common Stock" shall mean the common stock, par value $.01 per share, of the Surviving Corporation.

    11. The definition of "Outside Closing Date" shall be amended to read as follows:

         "Outside Closing Date" shall mean February 14, 1997, or, if by February 14, 1997, the Last Regulatory Approval has not been received, but all applications therefor have been completed and are pending, and the parties have no reasonable cause to believe the same will be denied, such later date as the parties shall mutually agree upon, it being understood that the parties shall act reasonably and in good faith to extend the Outside Closing Date beyond February 14, 1997, as warranted to accommodate the governmental consent and approval process.

                              [INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MIDWAY AIRLINES CORPORATION            GOODAERO, INC.


By: /s/ Jonathan Waller                By: /s/ James H. Goodnight
    ---------------------------------      ---------------------------------
    Name:  Jonathan Waller                 Name:  James H. Goodnight
    Title: Senior Vice President           Title: President


ZELL/CHILMARK FUND L.P.                GOODAERO STOCKHOLDERS


By: /s/  Don Liebentritt               By: /s/ James H. Goodnight
    ---------------------------------      ---------------------------------
    Don Liebentritt, Vice President        James H. Goodnight, Ph.D
    of ZC, Inc., as a partner of
    ZC Partnership, as general
    partner of ZC Limited Partnership,
    as general partner of
    Zell/Chilmark Fund L.P.

                                       By: /s/ John P. Sall
                                           ---------------------------------
                                           John P. Sall

                                         -74-